UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 11-K

(Mark One)

[X]	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2018

OR

[ ]	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from      to ___

Commission File Number 001-38769

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

Cigna 401(k) Plan

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Cigna Corporation
900 Cottage Grove Road
Bloomfield, Connecticut 06002

Required Information

Financial statements and schedules for the Cigna 401(k) Plan, prepared in accordance with the financial reporting requirements of the Employee Retirement Income Security Act of 1974, are contained in this Annual Report on Form 11-K.

Exhibits

Exhibits are listed in the Index to Exhibits.

CIGNA 401(k) PLAN Financial Statements and Supplemental Schedule December 31, 2018 and 2017

CIGNA 401(k) PLAN TABLE OF CONTENTS

Page

Report of Independent Registered Public Accounting Firm	3

Financial Statements
Statements of Net Assets Available for Benefits as of December 31, 2018 and 2017	5
Statement of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2018 and 2017	6
Notes to the Financial Statements	7

Supplemental Schedule*
Form 5500 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2018 *Other supplemental schedules required by Section 2520.103‑10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable	18

Report of Independent Registered Public Accounting Firm

To the Administrator and Plan Participants of Cigna 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of Cigna 401(k) Plan  (the “Plan”) as of December 31, 2018 and 2017 and the related statement of changes in net assets available for benefits for the year ended December 31, 2018, including the related notes (collectively referred to as the “financial statements”).  In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2018 and 2017, and the changes in net assets available for benefits for the year ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on the Plan’s financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental Schedule of Assets (Held at End of Year) as of December 31, 2018 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements.  The supplemental schedule is the responsibility of the Plan’s management.  Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  In our opinion, the supplemental schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
June 26, 2019

CIGNA 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	As of
	December 31,
	2018	2017
	(In thousands)
Assets

Investments, at Fair Value (See Note 4)	$3,726,976	$3,955,826

Investments, at Contract Value (See Note 5)	2,086,528	2,013,750

Notes receivable	96,110	91,783

Employer contributions receivable	49,148	6,380

Net assets available for benefits	$5,958,762	$6,067,739

The accompanying Notes to the Financial Statements are an integral part of these statements.

CIGNA 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

For the Year Ended
December 31,
2018
(In thousands)

Investment Income

Net depreciation in fair value of investments	$(302,535)

Interest	60,023

Dividends	195

Net investment income (loss)	(242,317)

Interest income on notes receivable from participants	3,319

Contributions

Employee contributions	256,200

Employer contributions	197,293

Rollover contributions	27,141

Total contributions	480,634

Deductions

Benefits paid to participants	(350,087)

Plan expenses	(2,531)

Total deductions	(352,618)

Net decrease	(110,982)

Transfers from other plans (See Note 3)	2,005

Net assets available for benefits
Beginning of year	6,067,739

End of year	$5,958,762

The accompanying Notes to the Financial Statements are an integral part of these statements.

CIGNA 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS

Note 1 – Description of the Plan

The following description of the Cigna 401(k) Plan (the “Plan”) provides general information only.  A more complete explanation of the features and benefits available under the Plan, a defined contribution plan, is contained in the Plan’s Summary Plan Description and Prospectus.  Generally, all U.S.-based employees of participating subsidiaries of Cigna Holding Company (formerly known as “Cigna Corporation and referred to as “Old Cigna” (the “Company” or “Plan Sponsor”) are eligible to participate in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).  As of December 31, 2018 and 2017 and for the year ended December 31, 2018, Prudential Bank & Trust, FSB, was the Trustee for the Plan.

Old Cigna became a subsidiary of Cigna Corporation (formerly Halfmoon Parent, Inc. and referred to as “Cigna”) on December 20, 2018 as a result of Cigna's acquisition of Express Scripts Holding Company.  Following the acquisition, the Cigna Stock Fund refers to shares of Cigna issued at the time of the merger.  Prior to December 20, 2018, the Cigna Stock Fund refers to shares previously issued by Old Cigna.

Plan Administration

The Cigna Corporation Retirement Plan Committee, which is comprised of three members of Cigna's management, is the primary Plan fiduciary. This committee delegates responsibility for administration of the Plan to the Plan Administrator, a Cigna employee, and responsibility for the Plan’s financial management to Cigna's Chief Financial Officer (CFO).  The Plan Administrator and CFO have arranged with Prudential Retirement Insurance and Annuity Company (PRIAC) to perform the primary administrative, recordkeeping and asset management functions on behalf of the Plan.  The Retirement Plan Committee is responsible for, among other things, selecting and monitoring the Plan’s investments.

Investments

The Plan’s investment options include a fixed income fund, which is supported by both traditional and synthetic fully benefit-responsive investment contracts (see Note 5); Cigna common stock; and pooled separate accounts that invest in a variety of underlying funds. Participants may transfer assets among the investment options, subject to certain restrictions.  For example, transfers involving assets invested in Cigna common stock may be subject to restrictions imposed under Cigna Corporation’s Policy on Securities Transactions and Insider Trading.  See Notes 4 and 5 for additional information regarding the Plan’s investment options.

The Plan uses an age-appropriate Moderate target portfolio under Prudential Retirement’s GoalMaker® asset allocation program (GoalMaker) as its default investment option. GoalMaker meets the requirements to be a Qualified Default Investment Alternative (QDIA) under federal law.  Participants are invested in the QDIA if they have not made their own investment allocation election or may be invested due to a plan merger if they do not elect how their old plan account should be invested after the plan merger occurs.

Employee Contributions

The Plan permits employees to make pre-tax and Roth contributions (regular and catch-up). The contribution rate maximum is 80% of a participant’s eligible pay.  This is a total limit that applies to all employee contributions.  As a result of the Plan’s use of a “qualified automatic contribution arrangement” (QACA) safe harbor, highly-compensated employees are not subject to a separate contribution rate limit.

CIGNA 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS

The Plan uses an automatic contribution rate increase program called Contribution Accelerator.  If an eligible participant’s pre-tax contribution rate is at least 1% but less than 10%, the contribution rate is automatically increased by 1% at the beginning of each year until it reaches 10%.  Eligible participants can opt out of Contribution Accelerator or change the date when the increase would go into effect each year.

All employees, however, are still subject to the annual dollar limit set by the Internal Revenue Service (IRS).  Employee contributions may be invested in any combination of investment options offered by the Plan subject to certain other Internal Revenue Code (IRC) limitations and any restrictions imposed under Cigna Corporation’s Policy on Securities Transactions and Insider Trading.

Employer Contributions

All employees are eligible for employer-matching contributions as soon as they join the Plan. Regular matching contributions are made at the same time employee contributions are made, typically bi-weekly, but no less frequently than monthly.

The Plan also provides a “true-up” matching contribution after the close of each Plan year.  The true-up match is an added employer contribution, if necessary to make the year’s total matching contributions equal to what they would have been on a “look-back” if all employee match eligible contributions were made as of the end of the year and matching contributions were based on the participant’s total annual eligible earnings as of the end of the year.  The true-up match provides otherwise missed regular matching contributions for eligible participants caused by changes in an employee’s contribution rates during the year.

All types of matching contributions (regular and true-up) are collectively referred to as "employer contributions."

The maximum effective regular matching contribution is equal to 4.5% of a participant’s eligible earnings.  The actual match rate is equal to: 100% of the participant’s first 3% of pay contributed (a 3% of pay match), plus 50% of the participant’s next 3% of pay contributed (a 1.5% of pay match).  The company match rate applies to pre-tax, Roth contributions and catch-up contributions – to the extent those contributions are part of an employee’s first 6% of pay contributed.

As a result of U.S. tax reform legislation in 2017, the Plan Sponsor made an additional dollar for dollar match on the first one percent (1%) of eligible pay in 2018.  This additional matching contribution was $32.1 million in 2018.  The Plan Sponsor also approved a second dollar for dollar match on the first 1% of eligible pay in 2018, subject to the Company achieving certain performance goals in 2018.  The performance goals were satisfied and the Company made the second 1% matching contribution equal to $32.2 million in the first quarter of 2019.

CIGNA 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS

Rollover Contributions

The Plan may accept rollover contributions.  Rollover contributions represent distributions received from other “eligible retirement plans,” as defined in IRC section 401(a)(31)(E).  Distributions from other plans are subject to certain conditions to be eligible for rollover into the Plan.

Participant Accounts

Each participant’s account is credited with the participant’s contribution, the employer contribution and investment earnings, net of expenses.  The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account balance.

Vesting

Employee contributions and related investment earnings are fully vested at all times.

Employer contributions and related investment earnings become fully vested upon completion of two years of service.  Employer contributions made at any time and related investment earnings become fully vested earlier when an employee reaches age 65; dies; becomes totally and permanently disabled; or continues to be employed by a participating Cigna company that is sold and does not maintain a successor plan.  Early vesting also would occur if Cigna discontinues matching contributions or terminates the Plan.

Participants earn a year of vesting service if they have at least 1,000 hours of service during the calendar year.

Forfeitures

A participant who is not fully vested forfeits any unvested employer contributions and related investment earnings upon termination of employment.  Forfeited amounts are restored if a participant returns to Cigna before incurring five consecutive one-year breaks in service.  Forfeited amounts may be used to reduce future employer contributions and to offset certain plan expenses (other than routine administrative expenses) as determined by the Plan Administrator.  Employer contributions were reduced by forfeited amounts of approximately $1.7 million in 2018.

Notes Receivable

The notes receivable amount represents the unpaid principal balance on unpaid loans. The Plan permits participants to borrow a portion of their vested Plan account, subject to certain limitations, including restriction of post-2009 Cigna employer contributions, at an annual rate of interest with a specified repayment period.  The minimum amount that may be borrowed is $1,000; the maximum total loan amount is the lesser of $50,000 or 50% of the participant’s vested account balance.  A participant may have no more than two outstanding loans.  Loan terms range from 12 to 60 months or up to 120 months if the loan is used to buy or build a participant’s primary residence.  The annual interest rate for a Plan loan is 2% plus the yield of actively traded U.S. Treasury securities, adjusted by the U.S. Treasury Department to 3-year or 7-year constant maturities.  The maximum Plan loan interest rate is the bank prime loan rate that is in effect on the same date that the applicable Treasury rate is determined.  Loan interest rates remain fixed during the term of the loan.  The loan is secured by the participant’s vested account balance.  PRIAC charges the participant a $50 fee to process Plan loans and a $25 annual loan maintenance fee for new loans initiated after March 29, 2018.

CIGNA 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS

Payment of Benefits

Participants may withdraw funds subject to the requirements of the Plan.  Upon termination of employment for any reason, a participant may elect to receive either a lump-sum amount equal to the value of the participant’s vested account balance, monthly installments over a period of years, an annuity, or a combination of these forms of payment.  If the participant’s vested account balance is more than $1,000 but not more than $5,000 and the participant does not agree within 80 days to accept a lump sum, the amount will automatically be rolled over to an Individual Retirement Account or Individual Retirement Annuity (IRA) sponsored by a Prudential Retirement affiliate.  The IRA will be invested in an investment product designed to preserve principal and provide a reasonable rate of return and liquidity. All related expenses will be charged to the IRA. If a Plan participant with a balance greater than $5,000 terminates and does not withdraw funds, the account becomes inactive. Inactive plan participants can request withdrawals at any time.  Also, when a participant reaches age 70 ½, required minimum distributions must be made in accordance with IRS formulas.  To the extent a participant’s account is invested in Cigna common stock, the participant may elect to receive such amounts in shares.

Plan Expenses

Administrative expenses and certain investment management fees are reported separately, and participant accounts are directly charged, on a quarterly basis, with the same administrative fee regardless of their investment options.  Effective April 1, 2018, the annual administrative fee was 0.025% (previously 0.035%) of the participant’s account balance up to a maximum of $175 (previously $200).

Brokers’ commissions resulting from buying or selling Cigna common stock are paid from the participants’ account balances and are reflected as a reduction of investment income in these financial statements.  Fees related to pooled separate accounts and underlying fund investments are netted against investment returns of each pooled separate account.  Other costs associated with the operation of the Plan, including trustee and legal fees, are paid by Cigna.

Plan Termination

Cigna intends to continue the Plan indefinitely but reserves the right to discontinue employer contributions or terminate the Plan in whole or in part at any time prior to that.  If contributions are discontinued or the Plan is terminated, affected participants will become fully vested.  Upon Plan termination, net assets of the Plan will be distributed in the manner Cigna elects in accordance with the Plan document and in accordance with ERISA and its related regulations.

CIGNA 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS

Note 2 - Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (GAAP).  Amounts recorded in the financial statements reflect management’s estimates and assumptions that affect the reported amount of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities at the date of the financial statements.  Significant estimates are discussed throughout these Notes; however, actual results could differ from those estimates.  In preparing these financial statements, management has evaluated events that occurred between December 31, 2018 and the date that the financial statements were issued, June 26, 2019 and determined that no additional disclosures were required.

Valuation of Investments and Income Recognition

Except for the fully benefit-responsive benefit investment contracts, plan investments are reported at fair value.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The fair value of Cigna common stock is based upon its quoted market price.  Fair value of pooled separate accounts is measured by the net unit value, which is based on the fair value of the underlying assets of the account.

Purchases and sales of securities are recorded on a trade-date basis.  Interest is recognized when earned.  Dividends are recognized on the ex-dividend date.  Net appreciation or depreciation includes realized gains and losses on investments that were both purchased and sold during the period as well as unrealized appreciation or depreciation of the investments held at year end.

Payment of Benefits

Benefits are recorded when paid.

Note 3 – Plan Merger

On August 1, 2018, the Sequoia One 401(k)(Brighter) Plan, representing the employees of Brighter, Inc., which Cigna had purchased in December of 2017, was merged into the Plan.  In connection with this merger, approximately $1,978,000 in assets were transferred from the Brighter Plan into the Plan.  In addition, $27,733 of outstanding loans taken by Brighter, Inc. employees were transferred into the Plan on August 1, 2018.  These loans were reamortized to reflect Cigna's pay schedule.  The reamortization changed the amount of each loan payment, but did not change the total amount of any outstanding loan.

Note 4 - Fair Value Measurements

The Plan carries financial instruments, except the fully benefit-responsive investment contracts and notes receivable, at fair value in the financial statements. Fair value is defined as the price at which an asset could be exchanged in an orderly transaction between market participants at the balance sheet date.

CIGNA 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS

Fair values are based on quoted market prices when available.  When market prices are not available, fair value is generally estimated using discounted cash flow analyses, incorporating current market inputs for similar financial instruments with comparable terms and credit quality.  In instances where there is little or no market activity for the same or similar instruments, fair value is estimated using methods, models and assumptions that the Plan Sponsor believes a hypothetical market participant would use to determine a current transaction price.  These valuation techniques involve some level of estimation and judgment by the Plan Sponsor, which becomes significant with increasingly complex instruments or pricing models.

The Plan’s financial assets carried at fair value have been classified based upon a hierarchy defined by GAAP.  The hierarchy gives the highest ranking to fair values determined using unadjusted quoted prices in active markets for identical assets (Level 1) and the lowest ranking to fair values determined using methodologies and models with significant unobservable inputs (Level 3). An asset’s classification is based on the lowest level input that is significant to its measurement.  For example, a financial asset carried at fair value would be classified in Level 3 if unobservable inputs were significant to the instrument’s fair value, even though the measurement may be derived using inputs that are both observable (Levels 1 and 2) and unobservable (Level 3).

CIGNA 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS

Financial Assets Carried at Fair Value

The following table provides information as of December 31, 2018 and 2017 about the Plan’s financial assets carried at fair value on a recurring basis.

2018	Quoted Prices		Significant
	in Active		Other
	Markets for		Observable
	Identical Assets		Inputs
(In thousands)	(Level 1)	(Level 2)		Total
Assets at fair value:
Common stock	$869,031	$		$869,031
Pooled separate accounts:
Fixed maturities			134,890	134,890
Equity securities			2,723,055	2,723,055
Total assets at fair value	$869,031		$2,857,945	$3,726,976

2017	Quoted Prices		Significant
	in Active		Other
	Markets for		Observable
	Identical Assets		Inputs
(In thousands)	(Level 1)	(Level 2)		Total
Assets at fair value:
Common stock	$1,001,178	$		$1,001,178
Pooled separate accounts:
Fixed maturities			134,011	134,011
Equity securities			2,820,637	2,820,637
Total assets at fair value	$1,001,178		$2,954,648	$3,955,826

Level 1 Financial Assets

Inputs include unadjusted quoted prices for identical assets in active markets accessible at the measurement date.  Active markets provide pricing data for trades occurring at least weekly and include exchanges and dealer markets.

Level 1 assets consist of shares of Cigna common stock valued at the closing price reported on the active markets on which Cigna common stock is traded.

Level 2 Financial Assets

Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices from those willing to trade in markets that are not active, or other inputs that are observable or can be corroborated by market data for the term of the instrument.  Such inputs include market interest rates and volatilities, spreads and yield curves. An instrument is classified in Level 2 if the Plan Sponsor determines that unobservable inputs are insignificant.

Level 2 assets consist of investments in pooled separate accounts of PRIAC, investing in fixed income and equity security mutual funds.  These investments are priced daily using the unadjusted NAV as of the reporting date, which is the basis for current transactions. As these transactions occur directly with PRIAC and not on active markets, they are less observable and classified in Level 2.  There have been no transfers between Level 1 and Level 2 assets for the years ended December 31, 2018 and 2017.

CIGNA 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS

Note 5 – Financial Assets Carried at Contract Value

The Plan’s Fixed Income Fund is supported by four separate fully benefit-responsive investment contracts, including a traditional investment contract and three synthetic investment contracts. The Fixed Income Fund is a “fund of funds”, and blends the crediting rates of the individual investment contracts to create a single melded crediting rate for the Fixed Income Fund. The melded rate approximates the rates of the supporting investment contracts and is utilized for Plan accounting purposes only.  While PRIAC does not guarantee, support or otherwise back the melded book value, participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at their melded book value.

The Plan transacts with each of the four separate contract issuers at contract value. These contracts meet the fully benefit-responsive investment contract criteria and therefore are reported at their contract value in the statements of net assets available for benefits. Contract value is the relevant measure for fully benefit-responsive investment contracts because this is the amount received by the Plan if participants were to initiate permitted transactions. Contract value represents contributions made under each contract, plus earnings, less withdrawals, and administrative expenses.

The following represents the disaggregation of contract value between types of investment contracts held by the Plan.

	As of December 31,
(In thousands)	2018	2017
Financial assets at contract value:
Traditional investment contract	$530,464	$1,012,788
Synthetic investment contracts	1,556,064	1,000,962
Total	$2,086,528	$2,013,750

The key difference between a synthetic investment contract and a traditional investment contract is that the Plan owns the underlying assets of the synthetic investment contract. A synthetic investment contract includes a wrapper contract, which is an agreement for the wrap issuer insurance company, to make payments to the Plan in certain circumstances. The wrapper contract typically includes certain conditions and limitations on the underlying assets owned by the Plan. With traditional investment contracts, the Plan owns only the contract itself and there are no reserves against contract value for the credit risk of the contract issuer.

Synthetic and traditional investment contracts are designed to accrue interest based on crediting rates established by the contract issuers. The synthetic investment contracts held by the Plan include three wrapper contracts with the Prudential Insurance Company of America (PICA), Voya Retirement Insurance and Annuity Company (VRIAC), and Massachusetts Mutual Life Insurance Company (MassMutual), each of which provide a guarantee that their crediting rate will not fall below 0 percent. Assets supporting these contracts are comprised of diversified fixed income securities. Cash flow volatility (for example, timing of benefit payments) as well as asset underperformance can be passed through to the Plan through adjustments to future contract crediting rates. Crediting rates are reviewed not less than annually for resetting, and any adjustments can then be passed through to participants, which would generally be performed through updating of the crediting rate for the Fixed Income Fund in order to bring the melded book value of the participants in line with the Plan’s cumulative contract value on the four underlying fully benefit-responsive investment contracts.

CIGNA 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS

The traditional investment contract held by the Plan is a guaranteed investment contract with PRIAC. The contract issuer is contractually obligated to repay the principal and interest at a specified interest rate that is guaranteed to the Plan. The crediting rate is based on a formula established by the contract issuer but may not be less than 0 percent and is reviewed not less than annually for resetting.

The Plan’s ability to receive amounts due in accordance with fully benefit-responsive investment contracts is dependent on the third-party issuer’s ability to meet its financial obligations. The issuer’s ability to meet its contractual obligations may be affected by future economic and regulatory developments.

Certain events might limit the ability of the Plan to transact at contract value with the contract issuer. These events may be different under each contract. Examples of such events include the following:

1.	The Plan’s failure to qualify under Section 401(a) of the Internal Revenue Code or the failure of the trust to be tax-exempt under Section 501(a) of the Internal Revenue Code;
2.	Premature termination of the contracts;
3.	Plan termination or merger;
4.	Changes to the Plan’s prohibition on competing investment options;
5.	Bankruptcy of the plan sponsor or other plan sponsor events (for example, divestitures or spinoffs of a subsidiary) that significantly affect the Plan’s normal operations;
6.	Bankruptcy of PRIAC, the contract issuer to the traditional investment contract.

Note that if these certain events were to occur, the Plan may not be able to transact at contract value with the contract issuers and may elect to reflect any difference between market value and contract value by adjusting participants’ melded book value in the Fixed Income Fund. It is possible that under such events participants’ melded book value may decrease, however, the Plan Sponsor does not believe it is probable that such events will occur.

Note 6 - Tax Status

The Plan's design and current operations are consistent with all IRS requirements for tax exemption.  This was confirmed by the IRS through the issuance to Cigna of a favorable Determination Letter dated March 27, 2018.  Management believes that no transaction, plan amendment or other action has been undertaken since the issuance of this IRS determination which would compromise the Plan's exempt status.  The Plan may be subject to IRS audit but there is no such audit currently in progress, nor has there been one in the recent past.  Tax years that remain open and subject to an audit based on IRS general procedures are 2015 to 2018.

CIGNA 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS

Accounting principles generally accepted in the United States of America require the Plan’s management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. As of December 31, 2018 and 2017, there were no uncertain positions taken that had an effect on the Plan financial statements or that required disclosure.

Note 7 - Related Party Transactions and Party in Interest Transactions

The Plan invests in Cigna common stock.  During the year ended December 31, 2018, the Plan purchased shares of Cigna common stock for approximately $34.1 million and sold shares of Cigna common stock for approximately $103.4 million.  The Cigna Stock Fund experienced net depreciation of approximately $62.8 million for the year ended December 31, 2018.

The Plan also invests in pooled separate accounts and fully benefit-responsive investment contracts, which are administered by PRIAC, the Plan’s third party administrator and record-keeper.  Activity reported by PRIAC for these investments qualify as party in interest transactions.  Fees incurred by the Plan for administrative services are included in Plan expenses and totaled $1.7 million in 2018.  These have been paid directly to PRIAC.

Note 8 – Risks and Uncertainties

The Plan invests in various investment securities.  Investment securities are exposed to various risks such as interest rate, market and credit risks, including credit risk on fully benefit-responsive investment contracts.  Credit risk exists for these contracts because there are no reserves by the insurance company against the contract value disclosed, other than the underlying assets of the synthetic investment contracts, which the Plan owns.  Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

Note 9 – Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2018.

Net Assets available for benefits per the Statements of Net Assets Available
for Benefits	$5,958,762
Difference between contract value and current value on fully benefit-
responsive contracts (a)	(34,719)
Net Assets available for benefits per the Form 5500	$5,924,043

(a) Fully benefit-responsive contracts are required to be carried at contract value in the Statements of Net Assets Available for Benefits.

SUPPLEMENTAL SCHEDULE

CIGNA 401(k) PLAN

FORM 5500 SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS
(HELD AT END OF YEAR)

As of December 31, 2018
(In thousands)

	Identity of issue, borrower, lessor or similar party	Description of investment including maturity date, rate of interest, collateral, par or maturity value				Current Value
Cigna	CIGNA COMMON STOCK	Common Stock				$869,031

PRIAC	DRYDEN S&P 500 INDEX	Pooled Separate Account				$827,826

PRIAC	LARGE CAP BLEND FUND	Pooled Separate Account				$454,361

PRIAC	MID CAP BLEND FUND	Pooled Separate Account				$278,361

PRIAC	SMALL CAP BLEND FUND	Pooled Separate Account				$259,623

PRIAC	INTERNATIONAL STOCK FUND	Pooled Separate Account				$119,959

PRIAC	BLACKROCK EXTENDED EQUITY MARKET INDEX FUND	Pooled Separate Account				$383,403

PRIAC	FOREIGN STOCK INDEX FUND	Pooled Separate Account				$399,522

PRIAC	PRUDENTIAL INVESTMENT MANAGEMENT, INC. HIGH YIELD BOND FUND	Pooled Separate Account				$134,890

PRIAC	GUARANTEED LONG TERM FUND (CONTRACT INTEREST RATE: 3.80%)	General Account Contract				$530,464

VOYA	CIGNA STABLE VALUE FUND (CONTRACT INTEREST RATE: 2.22%)	Synthetic Contract				$673,357

PICA	PRUDENTIAL STABLE VALUE FUND (CONTRACT INTEREST RATE: 2.76%):	Synthetic Contract
	COMMERCIAL MORTGAGE SEPARATE ACCOUNT	Separate Account				$63,731
	PRIVEST SEPARATE ACCOUNT	Separate Account				$63,746
	ALLY MASTER OWNER TRUST	Asset-backed security	2.86%	DUE	02/15/2021	400
	AMERICAN EXPRESS CREDIT ACCOUN	Asset-backed security	2.84%	DUE	02/18/2025	200
	AMERICREDIT AUTOMOBILE RECEIVA	Asset-backed security	2.41%	DUE	07/08/2022	99
	AMERICREDIT AUTOMOBILE RECEIVA	Asset-backed security	2.60%	DUE	09/18/2023	393
	AVIS BUDGET RENTAL CAR FUNDING	Asset-backed security	2.63%	DUE	12/20/2021	297
	AVIS BUDGET RENTAL CAR FUNDING	Asset-backed security	3.70%	DUE	09/20/2024	507
	AVIS BUDGET RENTAL CAR FUNDING	Asset-backed security	4.00%	DUE	03/20/2025	408
	CHASE ISSUANCE TRUST	Asset-backed security	2.86%	DUE	03/15/2024	200
	CITIBANK CREDIT CARD ISSUANCE	Asset-backed security	2.19%	DUE	11/20/2023	589
	CITIBANK CREDIT CARD ISSUANCE	Asset-backed security	2.87%	DUE	12/07/2023	501
	CITIBANK CREDIT CARD ISSUANCE	Asset-backed security	3.12%	DUE	04/22/2026	201

CITIBANK CREDIT CARD ISSUANCE	Asset-backed security	3.12%	DUE	04/22/2026	101
CITIBANK CREDIT CARD ISSUANCE	Asset-backed security	2.75%	DUE	08/08/2024	399
CITIBANK CREDIT CARD ISSUANCE	Asset-backed security	3.96%	DUE	10/15/2030	1,994
COMMONBOND STUDENT LOAN T	Asset-backed security	3.21%	DUE	02/25/2044	427
DISCOVER CARD MASTER TRUST	Asset-backed security	2.95%	DUE	07/15/2024	301
DISCOVER CARD MASTER TRUST	Asset-backed security	2.53%	DUE	10/15/2026	293
DRIVE AUTO RECEIVABLES TRUST	Asset-backed security	2.88%	DUE	02/15/2022	300
DRIVE AUTO RECEIVABLES TRUST	Asset-backed security	3.36%	DUE	10/17/2022	1,397
ENTERPRISE FLEET FINANCING LLC	Asset-backed security	2.13%	DUE	07/20/2022	158
ENTERPRISE FLEET FINANCING LLC	Asset-backed security	2.13%	DUE	07/20/2022	106
ENTERPRISE FLEET FINANCING LLC	Asset-backed security	1.97%	DUE	01/20/2023	140
EXETER AUTOMOBILE RECEIVABLES	Asset-backed security	2.05%	DUE	12/15/2021	126
FORD CREDIT FLOORPLAN MASTER	Asset-backed security	2.91%	DUE	11/15/2021	500
FORD CREDIT FLOORPLAN MASTER	Asset-backed security	2.48%	DUE	09/15/2024	784
FORD CREDIT AUTO LEASE TRUST	Asset-backed security	2.36%	DUE	03/15/2029	1,072
FORD CREDIT AUTO OWNER TRUST/F	Asset-backed security	2.31%	DUE	08/15/2027	592
FORD CREDIT AUTO OWNER TRUST/F	Asset-backed security	2.03%	DUE	12/15/2027	293
FORD CREDIT AUTO OWNER TRUST F	Asset-backed security	2.62%	DUE	08/15/2028	591
GMF FLOORPLAN OWNER REVOLVING	Asset-backed security	3.03%	DUE	01/18/2022	602
GM FINANCIAL SECURITIZED TERM	Asset-backed security	3.62%	DUE	06/17/2024	102
HUNTINGTON AUTO TRUST	Asset-backed security	1.59%	DUE	11/16/2020	246
DRB PRIME STUDENT LOAN TRUST	Asset-backed security	2.81%	DUE	11/25/2042	292
LAUREL ROAD PRIME STUDENT LOA	Asset-backed security	3.54%	DUE	05/26/2043	600
MMAF EQUIPMENT FINANCE LLC	Asset-backed security	2.41%	DUE	08/16/2024	295
MMAF EQUIPMENT FINANCE LLC	Asset-backed security	2.41%	DUE	11/15/2024	294
MMAF EQUIPMENT FINANCE LLC	Asset-backed security	2.72%	DUE	06/15/2040	488
NAVIENT STUDENT LOAN TRUST	Asset-backed security	4.00%	DUE	12/15/2059	511
NAVIENT STUDENT LOAN TRUST	Asset-backed security	3.19%	DUE	02/18/2042	887
NEW RESIDENTIAL MORTGAGE LOAN	Asset-backed security	4.00%	DUE	12/25/2057	361
NISSAN MASTER OWNER TRUST REC	Asset-backed security	3.11%	DUE	06/15/2021	500
NORTH CAROLINA STATE EDUCATION	Asset-backed security	3.29%	DUE	07/25/2036	505
ONEMAIN DIRECT AUTO RECEIVABLE	Asset-backed security	2.55%	DUE	11/14/2023	990
ONEMAIN DIRECT AUTO RECEIVABLE	Asset-backed security	2.82%	DUE	07/15/2024	297
ONEMAIN FINANCIAL ISSUANCE TR	Asset-backed security	3.24%	DUE	09/14/2032	501
ONEMAIN FINANCIAL ISSUANCE TR	Asset-backed security	3.24%	DUE	09/14/2032	100
ONEMAIN DIRECT AUTO RECEIVABLE	Asset-backed security	2.16%	DUE	10/15/2020	177
ONEMAIN DIRECT AUTO RECEIVAB	Asset-backed security	3.43%	DUE	12/16/2024	1,002

SANTANDER DRIVE AUTO RECEIVA	Asset-backed security	3.81%	DUE	12/16/2024	705
SOCIAL PROFESSIONAL LOAN PROG	Asset-backed security	3.60%	DUE	02/25/2048	2,219
SOCIAL PROFESSIONAL LOAN PROGR	Asset-backed security	2.84%	DUE	01/25/2041	977
SPRINGLEAF FUNDING TRUST	Asset-backed security	3.16%	DUE	11/15/2024	125
SPRINGLEAF FUNDING TRUST	Asset-backed security	3.16%	DUE	11/15/2024	164
SPRINGFIELD FUNDING TRUST	Asset-backed security	2.90%	DUE	11/15/2029	388
SPRINGFIELD FUNDING TRUST	Asset-backed security	2.68%	DUE	07/15/2030	197
TOWD POINT MORTGAGE TRUST	Asset-backed security	3.75%	DUE	03/25/2058	876
WORLD OMNI SELECT AUTO TRUST	Asset-backed security	3.68%	DUE	07/15/2023	536
WORLD OMNI SELECT AUTO TRUST	Asset-backed security	3.86%	DUE	01/15/2025	751
BBCCRE TRUST	Collateralized Mortgage Obligation	3.97%	DUE	08/10/2033	1,022
BARCLAYS COMMERCIAL MORTGAGE S	Collateralized Mortgage Obligation	2.94%	DUE	08/14/2036	859
BANK	Collateralized Mortgage Obligation	3.29%	DUE	07/15/2060	140
BANK	Collateralized Mortgage Obligation	2.77%	DUE	11/15/2054	689
BANK	Collateralized Mortgage Obligation	3.09%	DUE	09/15/2060	1,186
BENCHMARK MORTGAGE TRUST	Collateralized Mortgage Obligation	3.75%	DUE	04/10/2051	1,374
CD COMMERCIAL MORTGAGE TRUST	Collateralized Mortgage Obligation	3.49%	DUE	08/15/2051	1,220
CD MTG	Collateralized Mortgage Obligation	2.46%	DUE	08/10/2049	1,119
CFCRE COMMERCIAL MORTGAGE TRUS	Collateralized Mortgage Obligation	3.59%	DUE	12/10/2054	596
COMM MORTGAGE TRUST	Collateralized Mortgage Obligation	4.05%	DUE	10/10/2046	258
COMM MORTGAGE TRUST	Collateralized Mortgage Obligation	4.05%	DUE	10/10/2046	465
COMM MORTGAGE TRUST	Collateralized Mortgage Obligation	3.69%	DUE	03/10/2047	1,520
COMMERICAL MORTGAGE TRUST	Collateralized Mortgage Obligation	3.43%	DUE	08/10/2048	2,493
COMMERICAL MORTGAGE TRUST	Collateralized Mortgage Obligation	2.83%	DUE	10/10/2049	1,042
CSAIL 18 CX12	Collateralized Mortgage Obligation	4.16%	DUE	08/15/2051	1,761
COMMERICAL SERIES 2015-DC1	Collateralized Mortgage Obligation	3.35%	DUE	02/10/2048	1,190
CSMC 18 RPL9	Collateralized Mortgage Obligation	3.85%	DUE	09/25/2057	1,972
CITIGROUP COMMERCIAL MORTGAGE	Collateralized Mortgage Obligation	2.58%	DUE	08/10/2049	1,126
CITIGROUP COMMERCIAL MORTGAGE	Collateralized Mortgage Obligation	2.58%	DUE	08/10/2049	1,126
CITIGROUP COMMERCIAL MORTGAGE	Collateralized Mortgage Obligation	3.46%	DUE	12/10/2049	598
CGCMT	Collateralized Mortgage Obligation	3.11%	DUE	09/15/2050	1,188
CITIGROUP COMMERCIAL MORTGAGE	Collateralized Mortgage Obligation	3.96%	DUE	03/10/2051	1,243

CBSLT 17 BGS	Collateralized Mortgage Obligation	2.68%	DUE	09/25/2042	506
DEUTSCHE BANK COMMERCIAL MTG	Collateralized Mortgage Obligation	2.63%	DUE	09/10/2049	1,739
CITIGROUP COMMERCIAL MORTGAGE	Collateralized Mortgage Obligation	3.52%	DUE	09/10/2058	1,506
FNMA	Collateralized Mortgage Obligation	2.94%	DUE	11/25/2025	1,137
FNMA	Collateralized Mortgage Obligation	2.48%	DUE	03/25/2026	270
FNMA	Collateralized Mortgage Obligation	2.37%	DUE	07/25/2026	563
FNMA	Collateralized Mortgage Obligation	2.37%	DUE	07/25/2026	188
FNMA	Collateralized Mortgage Obligation	2.25%	DUE	07/25/2026	943
FNMA	Collateralized Mortgage Obligation	2.42%	DUE	10/25/2026	188
FNMA	Collateralized Mortgage Obligation	2.42%	DUE	10/25/2026	273
FANNIEMAE ACES	Collateralized Mortgage Obligation	2.36%	DUE	09/25/2026	948
FANNIEMAE ACES	Collateralized Mortgage Obligation	2.36%	DUE	09/25/2026	1,043
FNMA	Collateralized Mortgage Obligation	2.48%	DUE	09/25/2026	1,042
FNMA	Collateralized Mortgage Obligation	2.96%	DUE	02/25/2027	2,814
FNMA	Collateralized Mortgage Obligation	2.60%	DUE	12/25/2026	2,939
FANNIEMAE ACES	Collateralized Mortgage Obligation	2.74%	DUE	04/25/2029	2,857
FANNIEMAE ACES	Collateralized Mortgage Obligation	2.80%	DUE	01/25/2028	962
FANNIEMAE ACES	Collateralized Mortgage Obligation	2.90%	DUE	01/25/2028	1,300
FANNIEMAE ACES	Collateralized Mortgage Obligation	2.90%	DUE	01/25/2028	4,816
FANNIEMAE ACES	Collateralized Mortgage Obligation	2.94%	DUE	11/25/2027	749
FNMA	Collateralized Mortgage Obligation	3.04%	DUE	03/25/2028	5,038
FNMA	Collateralized Mortgage Obligation	3.33%	DUE	09/25/2027	1,104
FNMA	Collateralized Mortgage Obligation	3.38%	DUE	07/25/2028	404
FNMA	Collateralized Mortgage Obligation	3.38%	DUE	07/25/2028	1,523
FNMA	Collateralized Mortgage Obligation	3.70%	DUE	03/25/2030	1,157
FHLMC MULTIFAMILY STRUCTURED P	Collateralized Mortgage Obligation	3.60%	DUE	01/25/2028	2,551
FREDDIE MAC	Collateralized Mortgage Obligation	3.50%	DUE	10/15/2045	973
FHLMC MULTIFAMILY STRUCTURED P	Collateralized Mortgage Obligation	3.25%	DUE	09/25/2027	50
FHLMC MULTIFAMILY STRUCTURED P	Collateralized Mortgage Obligation	3.25%	DUE	09/25/2027	2,328
FHLMC MULTIFAMILY STRUCTURED P	Collateralized Mortgage Obligation	3.29%	DUE	11/25/2027	2,342

FHLMC	Collateralized Mortgage Obligation	3.50%	DUE	12/25/2027	1,765
FHLMC	Collateralized Mortgage Obligation	3.35%	DUE	01/25/2028	2,003
FHLMC MULTIFAMILY STRUCTURED P	Collateralized Mortgage Obligation	3.34%	DUE	04/25/2028	1,200
FHLMC	Collateralized Mortgage Obligation	3.75%	DUE	11/25/2032	810
FHLMC MULTIFAMILY STRUCTURED P	Collateralized Mortgage Obligation	3.85%	DUE	05/25/2028	967
FHMS	Collateralized Mortgage Obligation	3.85%	DUE	05/25/2028	186
FHLMC	Collateralized Mortgage Obligation	3.92%	DUE	06/25/2028	597
FHLMC MULTIFAMILY STRUCTURED P	Collateralized Mortgage Obligation	3.93%	DUE	06/25/2028	1,170
FHLMC MULTIFAMILY STRUCTURED P	Collateralized Mortgage Obligation	3.99%	DUE	07/25/2028	2,247
FHLMC MULTIFAMILY STRUCTURED P	Collateralized Mortgage Obligation	3.99%	DUE	05/25/2033	2,689
FHLMC MULTIFAMILY STRUCTURED	Collateralized Mortgage Obligation	3.90%	DUE	08/25/2028	2,486
FHLMC MULTIFAMILY STRUCTURED	Collateralized Mortgage Obligation	3.92%	DUE	09/25/2028	1,351
FHLMC MULTIFAMILY STRUCTURED	Collateralized Mortgage Obligation	3.88%	DUE	10/25/2028	2,279
GS MORTGAGE SECURITIES TRUST	Collateralized Mortgage Obligation	3.52%	DUE	06/10/2047	1,220
GSMS 17 GS7	Collateralized Mortgage Obligation	3.20%	DUE	08/10/2050	983
JP MORGAN CHASE COMMERCIAL MTG	Collateralized Mortgage Obligation	2.63%	DUE	08/15/2049	1,313
JPMBB COMMERCIAL MORTGAGE SEC	Collateralized Mortgage Obligation	3.23%	DUE	01/15/2048	1,780
JPMBB COMMERCIAL MORTGAGE SEC	Collateralized Mortgage Obligation	3.55%	DUE	07/15/2048	1,155
METLIFE SECURITIZATION TRUST	Collateralized Mortgage Obligation	3.75%	DUE	03/25/2057	291
MILL CITY MORTGAGE TRUST	Collateralized Mortgage Obligation	2.75%	DUE	01/25/2061	522
MORGAN STANLEY BAML TRUST	Collateralized Mortgage Obligation	3.46%	DUE	12/15/2049	594
MORGAN STANLEY BAML TRUST	Collateralized Mortgage Obligation	3.08%	DUE	03/15/2048	450
MORGAN STANLEY BAML TRUST	Collateralized Mortgage Obligation	3.08%	DUE	03/15/2048	626
MORGAN STANLEY BAML TRUST	Collateralized Mortgage Obligation	2.73%	DUE	11/15/2049	583
MORGAN STANLEY CAPITAL I TRUST	Collateralized Mortgage Obligation	2.53%	DUE	08/15/2049	559
NEW RESIDENTIAL MORTGAGE LOA	Collateralized Mortgage Obligation	3.26%	DUE	01/25/2048	726
TOWD POINT MORTGAGE TRUST	Collateralized Mortgage Obligation	3.11%	DUE	02/25/2057	751
TOWD POINT MORTGAGE TRUST	Collateralized Mortgage Obligation	3.00%	DUE	01/28/2058	669
UBS COMMERCIAL MORTGAGE TRUST	Collateralized Mortgage Obligation	3.90%	DUE	02/15/2051	1,238
UBS COMMERCIAL MORTGAGE TRUST	Collateralized Mortgage Obligation	4.31%	DUE	06/15/2051	2,612

UBS BARCLAYS COMMERCIAL MORTGA	Collateralized Mortgage Obligation	2.73%	DUE	08/10/2049	79
UBS COMMERCIAL MORTGAGE TRUST	Collateralized Mortgage Obligation	3.87%	DUE	07/15/2051	1,227
WF RBS COMMERCIAL MORTGAGE T	Collateralized Mortgage Obligation	2.88%	DUE	03/15/2048	3,325
WELLS FARGO COMMERCIAL MORTGAG	Collateralized Mortgage Obligation	3.19%	DUE	02/15/2048	2,197
WELLS FARGO COMMERCIAL MTG	Collateralized Mortgage Obligation	2.67%	DUE	07/15/2048	1,226
WELLS FARGO COMMERCIAL MORTGAG	Collateralized Mortgage Obligation	2.40%	DUE	08/15/2049	1,109
WELLS FARGO COMMERCIAL MORTGAG	Collateralized Mortgage Obligation	2.68%	DUE	10/15/2049	1,127
WELLS FARGO COMMERCIAL MORTGAG	Collateralized Mortgage Obligation	2.81%	DUE	11/15/2059	571
WELLS FARGO COMMERCIAL MORTGAG	Collateralized Mortgage Obligation	3.52%	DUE	12/15/2049	598
WELLS FARGO COMMERCIAL MTG	Collateralized Mortgage Obligation	3.39%	DUE	11/15/2050	1,200
WELLS FARGO COMMERCIAL MORTGAG	Collateralized Mortgage Obligation	3.89%	DUE	08/15/2051	1,666
COMM 2014 UBS2	CMO-CMBS	3.96%	DUE	03/10/2047	964
COMM 2014 UBS2	CMO-CMBS	3.96%	DUE	03/10/2047	1,425
AEP TEXAS INC	Corporate Bond	3.95%	DUE	06/01/2028	576
AEP TRANSMISSION CO LLC	Corporate Bond	3.10%	DUE	12/01/2026	53
AT&T INC	Corporate Bond	4.12%	DUE	02/17/2026	708
ABBOTT LABORATORIES	Corporate Bond	2.90%	DUE	11/30/2021	292
ABBVIE INC	Corporate Bond	3.60%	DUE	05/14/2025	528
ABBVIE INC	Corporate Bond	3.75%	DUE	11/14/2023	637
ALIMENTATION COUCHE-TARD INC	Corporate Bond	3.55%	DUE	07/26/2027	439
ALLIANT ENERGY FINANCE	Corporate Bond	3.75%	DUE	06/15/2023	604
AMEREN ILLINOIS	Corporate Bond	3.80%	DUE	05/15/2028	641
AMERICAN EXPRESS CO	Corporate Bond	3.40%	DUE	02/27/2023	931
AMERICAN EXPRESS CO	Corporate Bond	3.38%	DUE	05/17/2021	15
AMERICAN EXPRESS CO	Corporate Bond	3.38%	DUE	05/17/2021	916
AMERICAN EXPRESS CO	Corporate Bond	3.70%	DUE	08/03/2023	812
AMERICAN INTERNATIONAL GROUP	Corporate Bond	4.12%	DUE	02/15/2024	904
ANHEUSER-BUSCH INBEV FINANCE	Corporate Bond	2.65%	DUE	02/01/2021	409
APACHE CORP	Corporate Bond	2.62%	DUE	01/15/2023	520
APACHE CORP	Corporate Bond	2.62%	DUE	01/15/2023	77
APPLE INC	Corporate Bond	2.85%	DUE	02/23/2023	593
ARCH CAPITAL FINANCE LLC	Corporate Bond	4.01%	DUE	12/15/2026	50
ARCH CAPITAL FINANCE LLC	Corporate Bond	4.01%	DUE	12/15/2026	999
BAT CAPITAL CORP	Corporate Bond	2.76%	DUE	08/15/2022	935
BB&T CORPORATION	Corporate Bond	3.20%	DUE	09/03/2021	789
BMW US CAPITAL LLC	Corporate Bond	2.25%	DUE	09/15/2023	509
BANCO DE CREDITO DEL PER	Corporate Bond	2.25%	DUE	10/25/2019	198
BANCO SANTANDER SA	Corporate Bond	3.85%	DUE	04/12/2023	194
BANK OF AMERICA CORP	Corporate Bond	4.12%	DUE	01/22/2024	1,191
BANK OF AMERICA CORP	Corporate Bond	4.00%	DUE	01/22/2025	351
BANK OF AMERICA CORP	Corporate Bond	4.45%	DUE	03/03/2026	544
BANK OF AMERICA CORP	Corporate Bond	4.45%	DUE	03/03/2026	618
BANK OF AMERICA CORP	Corporate Bond	2.62%	DUE	04/19/2021	1,356
BANK OF AMERICA CORP	Corporate Bond	3.82%	DUE	01/20/2028	873
BANK OF AMERICA CORP	Corporate Bond	3.59%	DUE	07/21/2028	66
BANK OF AMERICA CORP	Corporate Bond	3.37%	DUE	01/23/2026	287
BANK OF AMERICA CORP	Corporate Bond	3.50%	DUE	05/17/2022	405
BANK OF BARODA LONDON	Corporate Bond	4.88%	DUE	07/23/2019	603
BANK OF MONTREAL	Corporate Bond	3.10%	DUE	04/13/2021	125
BANK OF MONTREAL	Corporate Bond	2.90%	DUE	04/13/2021	199

BANK OF NY MELLON CORP	Corporate Bond	2.20%	DUE	08/16/2023	612
BANK OF NY MELLON CORP	Corporate Bond	2.95%	DUE	01/29/2023	202
BANQUE FED CRED MUTUEL	Corporate Bond	3.75%	DUE	07/20/2023	918
BARCLAYS PLC	Corporate Bond	3.65%	DUE	03/16/2025	392
BARCLAYS PLC	Corporate Bond	3.65%	DUE	03/16/2025	263
BARCLAYS PLC	Corporate Bond	3.68%	DUE	01/10/2023	317
BAYER US FINANCE II LLC	Corporate Bond	3.50%	DUE	06/25/2021	199
BAYER US FINANCE II LLC	Corporate Bond	3.50%	DUE	06/25/2021	432
BAYER US FINANCE II LLC	Corporate Bond	3.48%	DUE	06/25/2021	291
BNP PARIBAS	Corporate Bond	2.95%	DUE	05/23/2022	193
BNP PARIBAS	Corporate Bond	3.38%	DUE	01/09/2025	188
BNP PARIBAS	Corporate Bond	4.40%	DUE	08/14/2028	254
BRIXMOR OPERATING PARTNERSHIP	Corporate Bond	3.65%	DUE	06/15/2024	1,165
BROADCOM CRP CAYMN FI	Corporate Bond	3.62%	DUE	01/15/2024	270
BROADCOM CRP CAYMN FI	Corporate Bond	3.62%	DUE	01/15/2024	260
CBS CORP	Corporate Bond	2.50%	DUE	02/15/2023	471
CNA FINANCIAL CORP	Corporate Bond	3.95%	DUE	05/15/2024	793
CNA FINANCIAL CORP	Corporate Bond	3.95%	DUE	05/15/2024	466
CNA FINANCIAL CORP	Corporate Bond	3.95%	DUE	05/15/2024	718
CVS CAREMARK CORP	Corporate Bond	4.00%	DUE	12/05/2023	501
CVS HEALTH CORP	Corporate Bond	4.10%	DUE	03/25/2025	653
CVS HEALTH CORP	Corporate Bond	4.30%	DUE	03/25/2028	943
CANADIAN NATURAL RESOURCES LTD	Corporate Bond	2.95%	DUE	01/15/2023	851
CAPITAL ONE NA	Corporate Bond	2.25%	DUE	09/13/2021	424
CAPITAL ONE NA	Corporate Bond	2.25%	DUE	09/13/2021	868
CATERPILLAR FINANCIAL SERVICE	Corporate Bond	1.70%	DUE	08/09/2021	422
CELGENE CORP	Corporate Bond	2.25%	DUE	08/15/2021	931
CELGENE CORP	Corporate Bond	3.45%	DUE	11/15/2027	773
CENTERPOINT ENERGY HOUSTON	Corporate Bond	2.40%	DUE	09/01/2026	156
CENTERPOINT ENERGY HOUSTON	Corporate Bond	3.00%	DUE	02/01/2027	888
CHARTER COMMUNICATIONS OPT LLC	Corporate Bond	4.91%	DUE	07/23/2025	497
CHARTER COMMUNICATIONS OPT LLC	Corporate Bond	4.91%	DUE	07/23/2025	169
CHARTER COMMUNICATIONS OPT LLC	Corporate Bond	4.91%	DUE	07/23/2025	398
CHARTER COMMUNICATIONS OPT LLC	Corporate Bond	4.91%	DUE	07/23/2025	447
CITIGROUP INC	Corporate Bond	3.88%	DUE	03/26/2025	339
CITIGROUP INC	Corporate Bond	4.45%	DUE	09/29/2027	337
CITIGROUP INC	Corporate Bond	4.45%	DUE	09/29/2027	651
CITIGROUP INC	Corporate Bond	2.70%	DUE	03/30/2021	1,177
CITIGROUP INC	Corporate Bond	3.40%	DUE	05/01/2026	353
CITIGROUP INC	Corporate Bond	3.40%	DUE	05/01/2026	1,223
CITIBANK NA	Corporate Bond	3.05%	DUE	05/01/2020	1,198
COLORADO INTERSTATE GAS CO LLC	Corporate Bond	4.15%	DUE	08/15/2026	166
COMCAST CORP	Corporate Bond	3.95%	DUE	10/15/2025	941
COMMONWEALTH EDISON	Corporate Bond	2.95%	DUE	08/15/2027	375
COMMONWEALTH EDISON	Corporate Bond	3.70%	DUE	08/15/2028	682
CONCHO RESOURCES INC	Corporate Bond	3.75%	DUE	10/01/2027	174
CONCHO RESOURCES INC	Corporate Bond	3.75%	DUE	10/01/2027	659
CONCHO RESOURCES INC	Corporate Bond	4.30%	DUE	08/15/2028	137
CONSTELLATION BRANDS INC	Corporate Bond	3.32%	DUE	11/15/2021	815
CREDIT SUISSE GROUP-SPON ADR	Corporate Bond	3.00%	DUE	12/14/2023	933
CROWN CASTLE INTERNTL CORP	Corporate Bond	4.88%	DUE	04/15/2022	309
DTE ENERGY COMPANY	Corporate Bond	3.70%	DUE	08/01/2023	943
DAIMLER FINANCE NA LLC	Corporate Bond	3.10%	DUE	05/04/2020	214
DAIMLER FINANCE NA LLC	Corporate Bond	3.35%	DUE	05/04/2021	359
DELTA AIR LINES	Corporate Bond	3.62%	DUE	03/15/2022	333
DELTA AIR LINES	Corporate Bond	2.88%	DUE	03/13/2020	124
DELTA AIR LINES	Corporate Bond	3.40%	DUE	04/19/2021	550
DEUTSCHE BANK NY	Corporate Bond	3.15%	DUE	01/22/2021	169
DEVON ENERGY CORP	Corporate Bond	3.25%	DUE	05/15/2022	341
DEXIA CREDIT LOCAL	Corporate Bond	2.25%	DUE	02/18/2020	497
DEXIA CREDIT LOCAL	Corporate Bond	3.25%	DUE	09/26/2023	253

DIGITAL REALTY TRUST LP	Corporate Bond	3.70%	DUE	08/15/2027	750
DISCOVER BANK	Corporate Bond	3.45%	DUE	07/27/2026	298
DISCOVERY COMMUNICATIONS	Corporate Bond	3.95%	DUE	03/20/2028	255
DISCOVERY COMMUNICATIONS	Corporate Bond	3.50%	DUE	06/15/2022	494
DOLLAR TREE INC	Corporate Bond	3.70%	DUE	05/15/2023	1,018
DOMINION ENERGY INC	Corporate Bond	2.85%	DUE	08/15/2026	41
DOWDUPONT INC	Corporate Bond	3.77%	DUE	11/15/2020	167
DUKE ENERGY CORP	Corporate Bond	2.65%	DUE	09/01/2026	123
DUKE ENERGY CORP	Corporate Bond	3.15%	DUE	08/15/2027	966
DUKE ENERGY PROGRESS INC	Corporate Bond	3.70%	DUE	09/01/2028	465
DUKE ENERGY FLORIDA LLC	Corporate Bond	3.80%	DUE	07/15/2028	555
EOG RESOURCES INC	Corporate Bond	3.15%	DUE	04/01/2025	967
ERAC USA FINANCE COMPANY	Corporate Bond	3.30%	DUE	12/01/2026	493
ERAC USA FINANCE COMPANY	Corporate Bond	3.30%	DUE	12/01/2026	235
ERAC USA FINANCE COMPANY	Corporate Bond	3.30%	DUE	12/01/2026	305
EQM MIDSTREAM PARTNERS LP SERI	Corporate Bond	4.75%	DUE	07/15/2023	459
EDISON INTERNATIONAL	Corporate Bond	2.40%	DUE	09/15/2022	217
ELECTRONIC ARTS	Corporate Bond	3.70%	DUE	03/01/2021	201
EMERA US FINANCE LP	Corporate Bond	2.70%	DUE	06/15/2021	321
EMERA US FINANCE LP	Corporate Bond	3.55%	DUE	06/15/2026	474
ENEL FINANCE INTERNATIONAL NV	Corporate Bond	3.62%	DUE	05/25/2027	154
ENEL FINANCE INTERNATIONAL NV	Corporate Bond	3.50%	DUE	04/06/2028	249
ENEL FINANCE INTERNATIONAL NV	Corporate Bond	4.88%	DUE	06/14/2029	300
ENERGY TRANSFER PARTNERS	Corporate Bond	4.95%	DUE	06/15/2028	152
ENLINK MIDSTREAM PARTNER	Corporate Bond	4.40%	DUE	04/01/2024	94
ENTERGY CORP	Corporate Bond	2.95%	DUE	09/01/2026	397
EQUIFAX INC	Corporate Bond	3.95%	DUE	06/15/2023	297
EXPRESS SCRIPTS HOLDING CO	Corporate Bond	4.50%	DUE	02/25/2026	466
EXPRESS SCRIPTS HOLDING CO	Corporate Bond	4.50%	DUE	02/25/2026	152
EXPRESS SCRIPTS HOLDING CO	Corporate Bond	3.40%	DUE	03/01/2027	111
FLIR SYSTEMS INC	Corporate Bond	3.12%	DUE	06/15/2021	173
FIDELITY NATIONAL INFORMATION	Corporate Bond	2.25%	DUE	08/15/2021	290
FIDELITY NATIONAL INFORMATION	Corporate Bond	2.25%	DUE	08/15/2021	198
FIFTH THIRD BANK	Corporate Bond	3.95%	DUE	07/28/2025	821
FORD MOTOR CREDIT CO LLC	Corporate Bond	3.20%	DUE	01/15/2021	693
FORD MOTOR CREDIT CO LLC	Corporate Bond	4.39%	DUE	01/08/2026	586
FORD MOTOR CREDIT CO LLC	Corporate Bond	2.98%	DUE	08/03/2022	555
FORD MOTOR CREDIT CO LLC	Corporate Bond	3.81%	DUE	10/12/2021	554
FORTIS INC	Corporate Bond	3.06%	DUE	10/04/2026	593
GENERAL DYNAMICS CORP	Corporate Bond	2.88%	DUE	05/11/2020	385
GENERAL DYNAMICS CORP	Corporate Bond	3.00%	DUE	05/11/2021	460
GENERAL MOTORS FINANCIAL CO	Corporate Bond	5.25%	DUE	03/01/2026	636
GENERAL MOTORS FINANCIAL CO	Corporate Bond	3.15%	DUE	06/30/2022	478
GENERAL MOTORS FINANCIAL CO	Corporate Bond	3.85%	DUE	01/05/2028	270
GILEAD SCIENCES	Corporate Bond	2.50%	DUE	09/01/2023	121
GOLDMAN SACHS GROUP INC	Corporate Bond	3.85%	DUE	07/08/2024	1,417
GOLDMAN SACHS GROUP INC	Corporate Bond	4.25%	DUE	10/21/2025	503
GOLDMAN SACHS GROUP INC	Corporate Bond	4.25%	DUE	10/21/2025	144
GOLDMAN SACHS GROUP INC	Corporate Bond	3.85%	DUE	01/26/2027	9
GOLDMAN SACHS GROUP INC	Corporate Bond	3.85%	DUE	01/26/2027	24
GOLDMAN SACHS GROUP INC	Corporate Bond	3.69%	DUE	06/05/2028	697
GOLDMAN SACHS GROUP INC	Corporate Bond	3.75%	DUE	02/25/2026	591
HSBC HOLDINGS PLC	Corporate Bond	3.24%	DUE	05/18/2021	773
HSBC HOLDINGS PLC	Corporate Bond	4.58%	DUE	06/19/2029	198
HUNTINGTON NATIONAL BANK	Corporate Bond	2.50%	DUE	08/07/2022	676
HUNTINGTON NATIONAL BANK	Corporate Bond	3.55%	DUE	10/06/2023	314
HUSKY ENERGY INC	Corporate Bond	4.00%	DUE	04/15/2024	346
HUTCHINSON WHAMPOA INT	Corporate Bond	5.75%	DUE	09/11/2019	255
IHS MARKIT LTD	Corporate Bond	4.12%	DUE	08/01/2023	158
IHS MARKIT LTD	Corporate Bond	4.12%	DUE	08/01/2023	247
JP MORGAN CHASE & CO	Corporate Bond	4.50%	DUE	01/24/2022	1,834

JP MORGAN CHASE & CO	Corporate Bond	3.88%	DUE	09/10/2024	664
JP MORGAN CHASE & CO	Corporate Bond	3.88%	DUE	09/10/2024	344
JP MORGAN CHASE & CO	Corporate Bond	3.90%	DUE	07/15/2025	1,090
JP MORGAN CHASE & CO	Corporate Bond	2.95%	DUE	10/01/2026	670
JPMORGAN CHASE & CO	Corporate Bond	3.51%	DUE	01/23/2029	473
JEFFERIES GROUP INC	Corporate Bond	6.45%	DUE	06/08/2027	105
JP MORGAN CHASE BANK NA	Corporate Bond	3.09%	DUE	04/26/2021	747
KEYCORP	Corporate Bond	2.90%	DUE	09/15/2020	1,340
KEYBANK NA CLEVELAND OH	Corporate Bond	3.35%	DUE	06/15/2021	752
KRAFT HEINZ FOODS CO	Corporate Bond	4.00%	DUE	06/15/2023	1,474
LYB INTERNATIONAL FINANCE BV	Corporate Bond	4.00%	DUE	07/15/2023	754
LINCOLN NATIONAL CORP	Corporate Bond	3.80%	DUE	03/01/2028	606
LLOYDS BANK PLC	Corporate Bond	3.30%	DUE	05/07/2021	598
LYONDELLBASELL INDUSTRIES NV	Corporate Bond	5.75%	DUE	04/15/2024	375
MPLX LP	Corporate Bond	4.12%	DUE	03/01/2027	52
MPLX LP	Corporate Bond	4.00%	DUE	03/15/2028	272
MPLX LP	Corporate Bond	4.80%	DUE	02/15/2029	279
MAGNA INTERNATIONAL INC	Corporate Bond	3.62%	DUE	06/15/2024	1,004
MAGNA INTERNATIONAL INC	Corporate Bond	4.15%	DUE	10/01/2025	254
MAPLE ESCROW SUB	Corporate Bond	3.55%	DUE	05/25/2021	215
MARRIOTT INTERNATIONAL INC	Corporate Bond	3.34%	DUE	12/01/2020	808
MCKESSON CORP	Corporate Bond	3.95%	DUE	02/16/2028	254
MICROSOFT CORP	Corporate Bond	2.00%	DUE	08/08/2023	817
MID-ATLANTIC INTERSTATE	Corporate Bond	4.10%	DUE	05/15/2028	248
MITSUBISHI UFJ FINANCIAL GROUP	Corporate Bond	3.00%	DUE	02/22/2022	532
MITSUBISHI UFJ FINANCIAL GROUP	Corporate Bond	3.76%	DUE	07/26/2023	1,226
MIZUHO FINANCIAL GROUP	Corporate Bond	3.92%	DUE	09/11/2024	1,667
MONDELEZ INTERNATIONAL INC	Corporate Bond	3.00%	DUE	05/07/2020	468
MORGAN STANLEY	Corporate Bond	4.35%	DUE	09/08/2026	486
MORGAN STANLEY	Corporate Bond	4.35%	DUE	09/08/2026	243
MORGAN STANLEY	Corporate Bond	3.77%	DUE	01/24/2029	62
MORGAN STANLEY	Corporate Bond	3.88%	DUE	04/29/2024	1,219
MORGAN STANLEY	Corporate Bond	2.50%	DUE	04/21/2021	1,811
MORGAN STANLEY	Corporate Bond	3.62%	DUE	01/20/2027	556
MORGAN STANLEY	Corporate Bond	3.62%	DUE	01/20/2027	832
MOTOROLA SOLUTIONS INC	Corporate Bond	4.00%	DUE	09/01/2024	1,119
MYLAN NV	Corporate Bond	3.15%	DUE	06/15/2021	440
MYLAN NV	Corporate Bond	3.95%	DUE	06/15/2026	296
MYLAN NV	Corporate Bond	3.95%	DUE	06/15/2026	433
NOBLE ENERGY INC	Corporate Bond	3.90%	DUE	11/15/2024	339
ONCOR ELECTRIC DELIVERY	Corporate Bond	3.70%	DUE	11/15/2028	960
ONEOK INC	Corporate Bond	4.00%	DUE	07/13/2027	62
ONEOK INC	Corporate Bond	4.00%	DUE	07/13/2027	382
ONEOK PARTNERS	Corporate Bond	3.80%	DUE	03/15/2020	431
ORACLE CORP	Corporate Bond	2.65%	DUE	07/15/2026	602
OWENS CORNING INC	Corporate Bond	4.20%	DUE	12/15/2022	496
OWENS CORNING INC	Corporate Bond	3.40%	DUE	08/15/2026	320
PNC BANK NA	Corporate Bond	4.05%	DUE	07/26/2028	784
PNC BANK NA	Corporate Bond	4.05%	DUE	07/26/2028	1,005
PENSKE TRUCK LEASING PTL	Corporate Bond	4.12%	DUE	08/01/2023	609
PETROLEOS MEXICANOS	Corporate Bond	6.38%	DUE	02/04/2021	556
PETROLEOS MEXICANOS	Corporate Bond	5.38%	DUE	03/13/2022	59
PROVIDENCE ST JOSEPH HEALTH OB	Corporate Bond	2.75%	DUE	10/01/2026	200
PUBLIC SERVICE ELECTRIC & GAS	Corporate Bond	2.25%	DUE	09/15/2026	443
REALTY INCOME CORP	Corporate Bond	3.00%	DUE	01/15/2027	837
REGIONS FINANCIAL CORP	Corporate Bond	2.75%	DUE	08/14/2022	598
ROPER TECHNOLOGIES INC	Corporate Bond	4.20%	DUE	09/15/2028	822
ROYAL BANK OF SCOTLAND GRP PLC	Corporate Bond	3.88%	DUE	09/12/2023	192
ROYAL BANK OF SCOTLAND GRP PLC	Corporate Bond	4.52%	DUE	06/25/2024	196
ROYAL BANK OF CANADA	Corporate Bond	3.20%	DUE	04/30/2021	1,080
ROYAL BANK OF CANADA	Corporate Bond	3.20%	DUE	04/30/2021	80

ROYAL BANK OF CANADA	Corporate Bond	2.91%	DUE	04/30/2021	426
RYDER SYSTEM INC	Corporate Bond	2.50%	DUE	09/01/2022	365
RYDER SYSTEM INC	Corporate Bond	3.50%	DUE	06/01/2021	335
SP POWERASSETS LTD	Corporate Bond	3.00%	DUE	09/26/2027	308
SCHLUMBERGER HOLDINGS CORP	Corporate Bond	3.00%	DUE	12/21/2020	198
SCHLUMBERGER HOLDINGS CORP	Corporate Bond	3.00%	DUE	12/21/2020	309
SCHLUMBERGER INV	Corporate Bond	3.30%	DUE	09/14/2021	226
SCHLUMBERGER INV	Corporate Bond	2.40%	DUE	08/01/2022	567
SHIRE ACQ INV IRELAND DA	Corporate Bond	2.88%	DUE	09/23/2023	1,205
SOUTHERN CAL EDISON	Corporate Bond	2.40%	DUE	02/01/2022	269
SOUTHERN CAL EDISON	Corporate Bond	2.40%	DUE	02/01/2022	695
SOUTHWESTERN ELECTRIC POWER	Corporate Bond	4.10%	DUE	09/15/2028	903
SPECTRA ENERGY PARTNERS	Corporate Bond	3.38%	DUE	10/15/2026	89
SUNTRUST BANK	Corporate Bond	2.70%	DUE	01/27/2022	190
SVENSKA HANDELSBANKEN AB	Corporate Bond	1.88%	DUE	09/07/2021	400
SYNCHRONY FINANCIAL	Corporate Bond	2.70%	DUE	02/03/2020	98
SYNCHRONY FINANCIAL	Corporate Bond	2.70%	DUE	02/03/2020	49
TAKEDA PHARMACEUTICAL	Corporate Bond	4.00%	DUE	11/26/2021	421
TENCENT HOLDINGS LTD	Corporate Bond	3.38%	DUE	05/02/2019	250
TEXAS EASTERN TRANSMISSION LP	Corporate Bond	3.50%	DUE	01/15/2028	184
TEXTRON INC	Corporate Bond	5.95%	DUE	09/21/2021	211
TIME WARNER INC	Corporate Bond	3.80%	DUE	02/15/2027	113
TRIMBLE INCORPORATED	Corporate Bond	4.15%	DUE	06/15/2023	643
TYCO ELECTRONICS	Corporate Bond	3.12%	DUE	08/15/2027	342
TYSON FOODS INC	Corporate Bond	2.25%	DUE	08/23/2021	678
UBS GROUP FUNDING SWITZE	Corporate Bond	2.86%	DUE	08/15/2023	563
UNION PACIFIC CORP	Corporate Bond	2.75%	DUE	03/01/2026	308
UNITED TECHNOLOGIES CORP	Corporate Bond	3.35%	DUE	08/16/2021	593
UNITED HEALTH GROUP INC	Corporate Bond	3.10%	DUE	03/15/2026	917
VENTAS REALTY LP	Corporate Bond	4.40%	DUE	01/15/2029	861
VIACOM INC	Corporate Bond	4.25%	DUE	09/01/2023	697
VOLKSWAGEN GROUP AMERICA	Corporate Bond	3.88%	DUE	11/13/2020	312
VOLKSWAGEN GROUP AMERICA	Corporate Bond	4.00%	DUE	11/12/2021	405
WALMART INC	Corporate Bond	3.70%	DUE	06/26/2028	462
WELLPOINT INC	Corporate Bond	3.12%	DUE	05/15/2022	360
WELLTOWER INC	Corporate Bond	3.95%	DUE	09/01/2023	617
WABTEC	Corporate Bond	4.70%	DUE	09/15/2028	281
WABTEC	Corporate Bond	3.38%	DUE	09/15/2021	955
WESTROCK CO	Corporate Bond	3.75%	DUE	03/15/2025	559
WILLIAMS PARTNERS LP	Corporate Bond	4.30%	DUE	03/04/2024	249
WILLIAMS PARTNERS LP	Corporate Bond	4.30%	DUE	03/04/2024	149
WILLIAMS PARTNERS LP	Corporate Bond	4.30%	DUE	03/04/2024	1,345
ZOETIS INC	Corporate Bond	3.25%	DUE	08/20/2021	1,650
SINGTEL GROUP TREASURY P	Corporate Bond	4.50%	DUE	09/08/2021	206
PSA INTERNATIONAL PTE LT	Corporate Bond	3.88%	DUE	02/11/2021	1,015
REPUBLIC OF INDONESIA	Corporate Bond	3.75%	DUE	04/25/2022	198
FANNIE MAE	Federal Government and Agency Bond	6.25%	DUE	05/15/2029	513
FANNIE MAE	Federal Government and Agency Bond	7.12%	DUE	01/15/2030	1,376
CORP ANDINA DE FOMENTO	Federal Government and Agency Bond	2.12%	DUE	09/27/2021	582
CORP ANDINA DE FOMENTO	Federal Government and Agency Bond	2.75%	DUE	01/06/2023	88
CORP ANDINA DE FOMENTO	Federal Government and Agency Bond	2.75%	DUE	01/06/2023	205
ABU DHABI GOVT INTL	Federal Government and Agency Bond	3.12%	DUE	10/11/2027	745
HARVEST OPERATIONS CORP	Federal Government and Agency Bond	4.20%	DUE	06/01/2023	205

JPN BANK FOR INTL COOP	Federal Government and Agency Bond	2.00%	DUE	11/04/2021	1,172
JAPAN FINANCE ORG MUNICIPAL	Federal Government and Agency Bond	2.12%	DUE	03/06/2019	998
JAPAN FINANCE ORG MUNICIPAL	Federal Government and Agency Bond	2.12%	DUE	04/13/2021	196
JAPAN FINANCE ORG MUNICIPAL	Federal Government and Agency Bond	2.12%	DUE	10/25/2023	192
JAPAN FINANCE ORG MUNICIPAL	Federal Government and Agency Bond	2.62%	DUE	04/20/2022	198
KUWAIT INTERNATIONAL BOND	Federal Government and Agency Bond	2.75%	DUE	03/20/2022	196
MANITOBA PROVINCE OF	Federal Government and Agency Bond	2.12%	DUE	05/04/2022	781
NA DEVELOPMENT BANK	Federal Government and Agency Bond	4.38%	DUE	02/11/2020	1,016
ONTARIO PROVINCE OF	Federal Government and Agency Bond	3.40%	DUE	10/17/2023	342
ONTARIO TEACHERS FINANC	Federal Government and Agency Bond	2.12%	DUE	09/19/2022	974
STATE OF QATAR	Federal Government and Agency Bond	4.50%	DUE	04/23/2028	318
STATE OF QATAR	Federal Government and Agency Bond	4.50%	DUE	04/23/2028	209
SAUDI INTERNATIONAL BOND	Federal Government and Agency Bond	2.38%	DUE	10/26/2021	197
SAUDI INTERNATIONAL BOND	Federal Government and Agency Bond	4.00%	DUE	04/17/2025	297
TOKYO METROPOLITAN GOVT	Federal Government and Agency Bond	2.50%	DUE	06/08/2022	196
DEVELOPMENT BK OF JAPAN	Federal Government and Agency Bond	1.62%	DUE	09/01/2021	290
TOKYO METROPOLITAN GOVERNMENT	Federal Government and Agency Bond	2.00%	DUE	05/17/2021	293
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	91
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	70
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	50
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	48
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	64
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	31
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	125
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	17
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	4
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	4
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	377
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	194
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	34
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	33
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	13
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	13
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	2
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	35
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	13
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	6
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	6
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	7
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	3
2 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	141
2 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	212
2 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	50
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/29/2019	(273)

10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/29/2019	(149)
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/29/2019	(14)
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/29/2019	(12)
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/29/2019	(233)
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/29/2019	(3)
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/29/2019	(322)
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/29/2019	(316)
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/29/2019	(9)
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/29/2019	(35)
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/29/2019	(12)
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/29/2019	(4)
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/29/2019	(4)
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/29/2019	(7)
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/29/2019	(27)
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/29/2019	(6)
20 YR US TR BONDS	Futures Contract	0.00%	DUE	03/29/2019	(14)
20 YR US TR BONDS	Futures Contract	0.00%	DUE	03/29/2019	(18)
20 YR US TR BONDS	Futures Contract	0.00%	DUE	03/29/2019	7
US ULTRA T-BOND	Futures Contract	0.00%	DUE	03/29/2019	8
US ULTRA T-BOND	Futures Contract	0.00%	DUE	03/29/2019	8
US ULTRA T-BOND	Futures Contract	0.00%	DUE	03/29/2019	17
US 10YR ULTRA FUT JUN16	Futures Contract	0.00%	DUE	03/29/2019	(508)
FHLMC GOLD	Mortgage-backed Security	4.50%	DUE	06/01/2039	197
FHLMC GOLD	Mortgage-backed Security	3.50%	DUE	08/01/2043	2,500
FHLMC GOLD	Mortgage-backed Security	4.50%	DUE	09/01/2044	282
FHLMC GOLD	Mortgage-backed Security	2.00%	DUE	01/01/2032	374
FHLMC GOLD	Mortgage-backed Security	4.00%	DUE	04/01/2048	506
FHLMC GOLD	Mortgage-backed Security	4.00%	DUE	10/01/2045	1,327
FHLMC GOLD	Mortgage-backed Security	4.00%	DUE	08/01/2046	954
FHLMC GOLD	Mortgage-backed Security	4.50%	DUE	12/01/2046	968
FHLMC GOLD	Mortgage-backed Security	2.50%	DUE	01/01/2029	922
FHLMC	Mortgage-backed Security	3.00%	DUE	01/01/2037	625
FHLMC	Mortgage-backed Security	3.00%	DUE	12/01/2037	230
FHLMC GOLD	Mortgage-backed Security	3.00%	DUE	02/01/2043	1,102
FHLMC GOLD	Mortgage-backed Security	3.50%	DUE	02/01/2042	1,296
FHLMC GOLD	Mortgage-backed Security	3.00%	DUE	12/01/2042	891
FHLMC GOLD	Mortgage-backed Security	4.00%	DUE	12/01/2040	848
FHLMC GOLD	Mortgage-backed Security	2.50%	DUE	07/01/2031	206
FHLMC GOLD	Mortgage-backed Security	4.00%	DUE	04/01/2042	309
FHLMC GOLD	Mortgage-backed Security	3.50%	DUE	10/01/2042	542
FHLMC GOLD	Mortgage-backed Security	3.00%	DUE	06/01/2043	286
FHLMC	Mortgage-backed Security	3.00%	DUE	09/01/2030	868
FHLMC	Mortgage-backed Security	3.50%	DUE	11/01/2047	1,829
FHLMC	Mortgage-backed Security	5.00%	DUE	02/01/2048	503
FNMA	Mortgage-backed Security	4.50%	DUE	02/01/2041	901
FNMA	Mortgage-backed Security	3.50%	DUE	01/01/2041	1,128
FNMA	Mortgage-backed Security	4.50%	DUE	02/01/2041	226
FNMA	Mortgage-backed Security	3.00%	DUE	08/01/2042	937
FNMA	Mortgage-backed Security	4.50%	DUE	10/01/2041	510
FNMA	Mortgage-backed Security	4.00%	DUE	01/01/2042	1,309
FNMA	Mortgage-backed Security	3.50%	DUE	12/01/2041	823
FNMA	Mortgage-backed Security	4.50%	DUE	08/01/2041	377
FNMA	Mortgage-backed Security	4.00%	DUE	07/01/2042	265
FNMA	Mortgage-backed Security	4.00%	DUE	07/01/2042	885
FNMA	Mortgage-backed Security	3.00%	DUE	12/01/2042	707
FNMA	Mortgage-backed Security	2.50%	DUE	01/01/2028	357
FNMA	Mortgage-backed Security	4.50%	DUE	02/01/2046	637
FNMA	Mortgage-backed Security	6.00%	DUE	07/01/2041	539
FNMA	Mortgage-backed Security	3.00%	DUE	03/01/2043	1,247
FNMA	Mortgage-backed Security	3.00%	DUE	03/01/2043	458
FNMA	Mortgage-backed Security	3.00%	DUE	04/01/2030	289

FNMA	Mortgage-backed Security	3.50%	DUE	06/01/2045	2,516
FNMA	Mortgage-backed Security	4.00%	DUE	12/01/2045	481
FNMA	Mortgage-backed Security	2.50%	DUE	09/01/2046	424
FNMA	Mortgage-backed Security	2.50%	DUE	09/01/2046	210
FNMA	Mortgage-backed Security	3.00%	DUE	11/01/2036	396
FNMA	Mortgage-backed Security	3.50%	DUE	12/01/2046	437
FNMA	Mortgage-backed Security	3.50%	DUE	12/01/2046	414
FNMA	Mortgage-backed Security	3.00%	DUE	04/01/2043	298
FNMA	Mortgage-backed Security	3.50%	DUE	06/01/2043	1,023
FNMA	Mortgage-backed Security	4.50%	DUE	09/01/2043	805
FNMA	Mortgage-backed Security	3.50%	DUE	10/01/2045	1,091
FNMA	Mortgage-backed Security	6.00%	DUE	10/01/2036	129
FNMA	Mortgage-backed Security	5.50%	DUE	01/01/2037	154
FNMA	Mortgage-backed Security	3.00%	DUE	12/01/2031	457
FNMA	Mortgage-backed Security	5.00%	DUE	09/01/2047	503
FNMA	Mortgage-backed Security	3.00%	DUE	07/01/2027	541
FNMA	Mortgage-backed Security	4.50%	DUE	08/01/2040	371
FNMA	Mortgage-backed Security	3.50%	DUE	01/01/2041	2,067
FNMA	Mortgage-backed Security	3.50%	DUE	05/01/2042	1,777
FNMA	Mortgage-backed Security	3.50%	DUE	03/01/2043	832
FNMA	Mortgage-backed Security	4.50%	DUE	10/01/2039	284
FNMA	Mortgage-backed Security	4.50%	DUE	11/01/2040	167
FNMA	Mortgage-backed Security	2.50%	DUE	09/01/2027	468
FNMA	Mortgage-backed Security	3.50%	DUE	01/01/2046	423
FNMA	Mortgage-backed Security	3.50%	DUE	08/01/2031	365
FNMA	Mortgage-backed Security	4.00%	DUE	09/01/2046	429
FNMA	Mortgage-backed Security	4.50%	DUE	08/01/2047	975
FNMA	Mortgage-backed Security	4.00%	DUE	08/01/2047	534
FNMA	Mortgage-backed Security	3.50%	DUE	08/01/2033	490
FNMA	Mortgage-backed Security	5.00%	DUE	06/01/2040	132
FNMA	Mortgage-backed Security	5.00%	DUE	06/01/2040	158
FNMA	Mortgage-backed Security	4.50%	DUE	06/01/2040	288
FNMA	Mortgage-backed Security	5.00%	DUE	06/01/2040	442
FNMA	Mortgage-backed Security	4.50%	DUE	02/01/2041	257
FNMA	Mortgage-backed Security	5.00%	DUE	02/01/2041	198
FNMA	Mortgage-backed Security	4.00%	DUE	10/01/2040	818
FNMA	Mortgage-backed Security	4.00%	DUE	11/01/2040	475
GNMA	Mortgage-backed Security	3.00%	DUE	09/15/2042	214
GNMA II	Mortgage-backed Security	3.00%	DUE	03/20/2043	183
GNMA II	Mortgage-backed Security	3.50%	DUE	03/20/2043	334
GNMA II	Mortgage-backed Security	3.00%	DUE	09/20/2042	390
GNMA II	Mortgage-backed Security	3.50%	DUE	10/20/2042	818
GNMA II	Mortgage-backed Security	3.50%	DUE	10/20/2042	648
GNMA II	Mortgage-backed Security	4.00%	DUE	10/20/2042	821
GNMA II	Mortgage-backed Security	3.50%	DUE	12/20/2042	372
GNMA II	Mortgage-backed Security	3.50%	DUE	12/20/2042	421
GNMA II	Mortgage-backed Security	3.00%	DUE	09/20/2043	273
GNMA II	Mortgage-backed Security	3.50%	DUE	10/20/2043	466
GNMA II	Mortgage-backed Security	4.00%	DUE	10/20/2043	603
GNMA II	Mortgage-backed Security	4.50%	DUE	10/20/2043	152
GNMA II	Mortgage-backed Security	3.50%	DUE	12/20/2043	597
GNMA II	Mortgage-backed Security	4.50%	DUE	12/20/2043	330
GNMA II	Mortgage-backed Security	3.00%	DUE	01/20/2044	173
GNMA II	Mortgage-backed Security	3.00%	DUE	01/20/2044	85
GNMA II	Mortgage-backed Security	3.50%	DUE	03/20/2045	256
GNMA II	Mortgage-backed Security	4.50%	DUE	03/20/2045	168
GNMA II	Mortgage-backed Security	4.00%	DUE	06/20/2044	410
GNMA II	Mortgage-backed Security	3.00%	DUE	12/20/2044	407
GNMA II	Mortgage-backed Security	5.00%	DUE	04/20/2045	87
GNMA II	Mortgage-backed Security	3.50%	DUE	04/20/2045	289
GNMA II	Mortgage-backed Security	3.00%	DUE	05/20/2045	388

GNMA II	Mortgage-backed Security	4.50%	DUE	05/20/2045	121
GNMA II	Mortgage-backed Security	4.00%	DUE	09/20/2045	953
GNMA II	Mortgage-backed Security	3.50%	DUE	11/20/2045	1,505
GNMA II	Mortgage-backed Security	4.00%	DUE	11/20/2045	211
GNMA II	Mortgage-backed Security	4.00%	DUE	12/20/2045	377
GNMA II	Mortgage-backed Security	3.00%	DUE	01/20/2046	395
GNMA II	Mortgage-backed Security	3.00%	DUE	05/20/2046	437
GNMA II	Mortgage-backed Security	3.50%	DUE	05/20/2046	654
GNMA II	Mortgage-backed Security	3.00%	DUE	07/20/2046	436
GNMA II	Mortgage-backed Security	3.50%	DUE	07/20/2046	1,098
GNMA II	Mortgage-backed Security	3.50%	DUE	07/20/2046	740
GNMA II	Mortgage-backed Security	5.00%	DUE	07/20/2046	432
GNMA II	Mortgage-backed Security	3.00%	DUE	08/20/2046	1,512
GNMA II	Mortgage-backed Security	4.50%	DUE	09/20/2046	175
GNMA II	Mortgage-backed Security	4.00%	DUE	10/20/2046	189
GNMA II	Mortgage-backed Security	4.50%	DUE	10/20/2046	203
GNMA II	Mortgage-backed Security	4.00%	DUE	11/20/2046	298
GNMA II	Mortgage-backed Security	4.50%	DUE	11/20/2046	356
GNMA II	Mortgage-backed Security	2.50%	DUE	12/20/2046	202
GNMA II	Mortgage-backed Security	3.50%	DUE	12/20/2046	237
GNMA II	Mortgage-backed Security	3.50%	DUE	12/20/2046	1,154
GNMA II	Mortgage-backed Security	4.00%	DUE	02/20/2047	386
GNMA II	Mortgage-backed Security	4.00%	DUE	03/20/2047	923
GNMA II	Mortgage-backed Security	4.50%	DUE	08/20/2047	1,006
GNMA II	Mortgage-backed Security	5.00%	DUE	11/20/2047	1,137
GNMA	Mortgage-backed Security	4.00%	DUE	10/20/2041	515
GNMA	Mortgage-backed Security	4.50%	DUE	10/20/2041	2,343
GNMA	Mortgage-backed Security	4.50%	DUE	04/15/2040	174
GNMA	Mortgage-backed Security	4.00%	DUE	01/15/2041	287
ALABAMA ECON SETTLEMENT AUTH B	Municipals	3.16%	DUE	09/15/2025	55
CLEARNET	Notional Par Contract	1.42%	DUE	02/15/2027	6
CLEARNET	Notional Par Contract	1.42%	DUE	02/15/2027	17
CLEARNET	Notional Par Contract	1.42%	DUE	02/15/2027	6
CLEARNET	Notional Par Contract	2.18%	DUE	02/15/2027	7
CLEARNET	Notional Par Contract	2.18%	DUE	02/15/2027	3
CLEARNET	Notional Par Contract	2.40%	DUE	06/30/2019	1
CLEARNET	Notional Par Contract	2.40%	DUE	06/30/2019	2
CLEARNET	Notional Par Contract	2.40%	DUE	06/30/2019	2
CLEARNET	Notional Par Contract	2.40%	DUE	06/30/2019	16
CLEARNET	Notional Par Contract	2.40%	DUE	06/30/2019	12
CLEARNET	Notional Par Contract	2.40%	DUE	06/30/2019	9
CLEARNET	Notional Par Contract	1.42%	DUE	02/15/2027	4
CLEARNET	Notional Par Contract	1.93%	DUE	02/15/2027	5
CLEARNET	Notional Par Contract	1.93%	DUE	02/15/2027	5
CLEARNET	Notional Par Contract	1.93%	DUE	02/15/2027	5
CLEARNET	Notional Par Contract	2.62%	DUE	08/15/2024	29
CLEARNET	Notional Par Contract	2.62%	DUE	08/15/2024	58
CLEARNET	Notional Par Contract	2.62%	DUE	08/15/2024	5
CLEARNET	Notional Par Contract	2.62%	DUE	08/15/2024	30
CLEARNET	Notional Par Contract	2.62%	DUE	08/15/2024	27
CLEARNET	Notional Par Contract	2.62%	DUE	08/15/2024	3
CLEARNET	Notional Par Contract	2.62%	DUE	08/15/2024	8
CLEARNET	Notional Par Contract	1.42%	DUE	09/30/2019	5
CLEARNET	Notional Par Contract	1.42%	DUE	09/30/2019	10
CLEARNET	Notional Par Contract	1.42%	DUE	09/30/2019	13
CLEARNET	Notional Par Contract	2.62%	DUE	11/15/2024	5
CLEARNET	Notional Par Contract	2.62%	DUE	11/15/2024	10
CLEARNET	Notional Par Contract	2.62%	DUE	11/15/2024	5
CLEARNET	Notional Par Contract	2.62%	DUE	11/15/2024	3
CLEARNET	Notional Par Contract	2.62%	DUE	11/15/2024	5
CLEARNET	Notional Par Contract	2.62%	DUE	11/15/2024	3

	CLEARNET	Notional Par Contract	1.68%	DUE	12/31/2019	15
	CLEARNET	Notional Par Contract	1.68%	DUE	12/31/2019	8
	CLEARNET	Notional Par Contract	1.68%	DUE	12/31/2019	8
	CLEARNET	Notional Par Contract	1.68%	DUE	12/31/2019	12
	CLEARNET	Notional Par Contract	1.68%	DUE	12/31/2019	3
	CLEARNET	Notional Par Contract	1.68%	DUE	12/31/2019	3
	CLEARNET	Notional Par Contract	1.68%	DUE	12/31/2019	3
	CLEARNET	Notional Par Contract	1.68%	DUE	12/31/2019	3
	CLEARNET	Notional Par Contract	1.68%	DUE	12/31/2019	1
	CLEARNET	Notional Par Contract	1.42%	DUE	02/15/2025	(3)
	CLEARNET	Notional Par Contract	2.40%	DUE	12/31/2019	1
	CLEARNET	Notional Par Contract	1.44%	DUE	03/23/2021	15
	CLEARNET	Notional Par Contract	2.71%	DUE	05/31/2025	(26)
	CLEARNET	Notional Par Contract	2.53%	DUE	07/31/2025	(387)
	CLEARNET	Notional Par Contract	2.40%	DUE	07/31/2025	(36)
	CLEARNET	Notional Par Contract	1.68%	DUE	08/15/2028	(13)
	CLEARNET	Notional Par Contract	2.62%	DUE	08/15/2028	(10)
	US TREASURY N/B TIPS	US Government Bonds	3.12%	DUE	11/15/2028	311
	US TREASURY N/B TIPS	US Government Bonds	1.62%	DUE	07/31/2020	1,104
	US TREASURY N/B	US Government Bonds	2.62%	DUE	07/15/2021	657
	STATE STREET STIF	Sweep Investment				2,018

	OTHER ASSETS					2,297
	SUBTOTAL					382,530
	TOTAL PRUDENTIAL STABLE VALUE FUND					$510,007

MASSMUTUAL	MASSMUTUAL STABLE VALUE FUND	Synthetic Contract
	(CONTRACT INTEREST RATE: 3.07%)
	ACCESS GROUP INC	Asset-backed security	3.85%	DUE	07/01/2039	$245
	ACCESS GROUP INC	Asset-backed security	3.85%	DUE	07/01/2039	196
	ACCESS GROUP INC	Asset-backed security	3.85%	DUE	07/01/2039	542
	AVIS BUDGET RENTAL CAR FUNDING	Asset-backed security	2.97%	DUE	03/20/2024	196
	CITIBANK CREDIT CARD ISSUANCE	Asset-backed security	3.21%	DUE	05/14/2029	1,098
	COLLEGE AVE STUDENT LOANS	Asset-backed security	4.16%	DUE	11/26/2046	88
	COLLEGIATE FUNDING SERVICES ED	Asset-backed security	3.11%	DUE	12/28/2037	177
	CREDIT SUISSE ABS REPACKAGING	Asset-backed security	2.50%	DUE	01/25/2030	35
	CREDIT SUISSE ABS REPACKAGING	Asset-backed security	2.50%	DUE	01/25/2030	64
	DB MASTER FINANCE LLC	Asset-backed security	3.63%	DUE	11/20/2047	1,148
	DIAMOND RESORTS OWNER TRUST	Asset-backed security	3.70%	DUE	01/21/2031	648
	DIAMOND RESORTS OWNER TRUST 20	Asset-backed security	3.37%	DUE	11/20/2028	78
	DOMINOS PIZZA MASTER ISSUER L	Asset-backed security	4.12%	DUE	07/25/2047	968
	DOMINOS PIZZA MASTER ISSUER L	Asset-backed security	4.12%	DUE	07/25/2048	236
	ECMC GROUP STUDENT LOAN TRUST	Asset-backed security	3.86%	DUE	07/26/2066	260
	ECMC GROUP STUDENT LOAN TRUST	Asset-backed security	3.71%	DUE	12/27/2066	153
	ECMC GROUP STUDENT LOAN TRUST	Asset-backed security	3.31%	DUE	09/25/2068	820
	EARNEST STUDENT LOAN PROGRAM L	Asset-backed security	3.59%	DUE	01/25/2041	75
	EDLINC STUDENT LOAN FUNDING TR	Asset-backed security	4.15%	DUE	12/01/2047	745

EDUCATION LOAN ASSET-BACKED TR	Asset-backed security	3.79%	DUE	08/01/2043	48
EDUCATION LOAN ASSET-BACKED TR	Asset-backed security	3.79%	DUE	08/01/2043	145
EDUCATION LOAN ASSET-BACKED TR	Asset-backed security	3.79%	DUE	08/01/2043	145
ELEMENT RAIL LEASING I LLC	Asset-backed security	5.05%	DUE	03/19/2046	262
FIRST FRANKLIN MTG LOAN	Asset-backed security	4.23%	DUE	01/25/2035	230
GOODGREEN TRUST	Asset-backed security	3.23%	DUE	10/15/2052	191
GOODGREEN TRUST	Asset-backed security	3.74%	DUE	10/15/2052	246
GOODGREEN TRUST	Asset-backed security	3.26%	DUE	10/15/2053	672
HERO FUNDING TRUST	Asset-backed security	3.19%	DUE	09/20/2048	391
HERO FUNDING TRUST	Asset-backed security	4.67%	DUE	09/20/2048	221
HERTZ VEHICLE FINANCING LLC	Asset-backed security	3.29%	DUE	02/25/2024	1,091
HERTZ VEHICLE FINANCING LLC	Asset-backed security	3.29%	DUE	02/25/2024	297
HERTZ VEHICLE FINANCING LLC	Asset-backed security	4.03%	DUE	07/25/2024	508
HIGHER EDUCATION FUNDING	Asset-backed security	4.00%	DUE	01/01/2044	517
HIGHER EDUCATION FUNDING	Asset-backed security	2.47%	DUE	01/01/2044	508
J G WENTWORTH XLII LLC	Asset-backed security	3.96%	DUE	10/15/2075	468
321 HENDERSON RECEIVABLES I LL	Asset-backed security	3.96%	DUE	03/15/2063	299
JP MORGAN STUDENT LOAN TRUST	Asset-backed security	2.86%	DUE	06/28/2039	278
KDAC AIRCRAFT FINANCE LIMITED	Asset-backed security	4.21%	DUE	12/15/2042	421
MOSAIC SOLAR LOANS LLC	Asset-backed security	4.45%	DUE	06/20/2042	58
NRZ ADVANCE RECEIVABLES TRUST	Asset-backed security	2.83%	DUE	10/16/2051	888
NAVIENT STUDENT LOAN TRUST	Asset-backed security	4.44%	DUE	12/15/2059	146
NAVIENT STUDENT LOAN TRUST 201	Asset-backed security	4.01%	DUE	07/25/2052	395
NAVIENT STUDENT LOAN TRUST	Asset-backed security	3.08%	DUE	11/26/2040	497
NAVIENT STUDENT LOAN TRUST	Asset-backed security	3.31%	DUE	07/26/2066	788
NAVIENT STUDENT LOAN TRUST	Asset-backed security	3.81%	DUE	03/25/2066	572
NAVIENT STUDENT LOAN TRUST	Asset-backed security	3.26%	DUE	03/25/2067	507
NAVIENT STUDENT LOAN TRUST	Asset-backed security	3.81%	DUE	06/27/2067	986
NELNET STUDENT LOAN TRUST	Asset-backed security	2.84%	DUE	10/25/2040	227
NELNET STUDENT LOAN TRUST	Asset-backed security	2.99%	DUE	03/23/2037	212
NELNET STUDENT LOAN TRUST	Asset-backed security	3.55%	DUE	06/25/2035	397
NELNET STUDENT LOAN TRUST	Asset-backed security	3.71%	DUE	09/27/2066	493
NELNET PRIVATE EDUCATION LOAN	Asset-backed security	4.26%	DUE	12/26/2040	59
NELNET PRIVATE EDUCATION LOAN	Asset-backed security	3.60%	DUE	12/26/2040	71
NORTHSTAR EDUCATION FINANCE	Asset-backed security	3.26%	DUE	10/30/2045	89
NORTHSTAR EDUCATION FINANCE	Asset-backed security	4.01%	DUE	01/29/2046	1,365
NOVASTAR HOME EQUITY LOAN	Asset-backed security	4.16%	DUE	03/25/2035	241

PENNSYLVANIA HIGHER EDUCATION	Asset-backed security	3.46%	DUE	11/25/2065	225
PSMC 2018 1 TRUST	Asset-backed security	3.50%	DUE	06/25/2048	284
PANHANDLE PLAINS STUDENT FINAN	Asset-backed security	3.80%	DUE	12/01/2031	99
PANHANDLE PLAINS STUDENT FINAN	Asset-backed security	3.80%	DUE	12/01/2031	298
PLANET FITNESS MASTER ISSUER	Asset-backed security	4.67%	DUE	09/05/2048	758
SLC STUDENT LOAN TRUST	Asset-backed security	2.82%	DUE	02/15/2045	142
SLM STUDENT LOAN TRUST	Asset-backed security	5.65%	DUE	12/15/2039	100
SLM STUDENT LOAN TRUST	Asset-backed security	2.67%	DUE	07/25/2055	394
SLM STUDENT LOAN TRUST	Asset-backed security	2.74%	DUE	10/25/2040	163
SLM STUDENT LOAN TRUST	Asset-backed security	3.24%	DUE	01/25/2040	670
SLM STUDENT LOAN TRUST	Asset-backed security	2.80%	DUE	01/25/2040	966
SLM STUDENT LOAN TRUST	Asset-backed security	3.09%	DUE	01/25/2041	635
SLM STUDENT LOAN TRUST	Asset-backed security	2.79%	DUE	01/25/2041	223
SLM STUDENT LOAN TRUST	Asset-backed security	2.69%	DUE	01/25/2070	211
SLM STUDENT LOAN TRUST	Asset-backed security	2.64%	DUE	03/25/2044	1,420
SLM STUDENT LOAN TRUST	Asset-backed security	2.64%	DUE	03/25/2044	1,070
SLM STUDENT LOAN TRUST	Asset-backed security	2.71%	DUE	03/25/2044	456
SLM STUDENT LOAN TRUST	Asset-backed security	2.72%	DUE	01/25/2041	340
SLM STUDENT LOAN TRUST	Asset-backed security	4.31%	DUE	11/25/2070	203
SLM STUDENT LOAN TRUST	Asset-backed security	4.31%	DUE	11/25/2070	538
SLM STUDENT LOAN TRUST	Asset-backed security	4.01%	DUE	12/28/2070	250
SMB PRIVATE EDUCATION LOAN TRU	Asset-backed security	4.21%	DUE	05/17/2032	256
SMB PRIVATE EDUCATION LOAN TRU	Asset-backed security	4.41%	DUE	08/16/2032	309
SMB PRIVATE EDUCATION LOAN TRU	Asset-backed security	3.56%	DUE	09/15/2034	145
SMB PRIVATE EDUCATION LOAN TRU	Asset-backed security	3.56%	DUE	09/15/2034	582
SIERRA RECEIVABLES FUNDING CO	Asset-backed security	3.94%	DUE	06/20/2035	95
SLM STUDENT LOAN TRUST	Asset-backed security	3.24%	DUE	10/25/2040	697
SLM STUDENT LOAN TRUST	Asset-backed security	3.24%	DUE	10/25/2040	1,791
SMB PRIVATE EDUCATION LOAN TRU	Asset-backed security	3.21%	DUE	10/15/2035	288
STORE MASTER FUNDING LLC	Asset-backed security	4.29%	DUE	10/20/2048	389
HELIOS ISSUER LLC	Asset-backed security	4.87%	DUE	07/20/2048	191
SUTTONPARK STRUCTURED SETTLEME	Asset-backed security	4.19%	DUE	01/15/2071	240
TACO BELL FUNDING LLC	Asset-backed security	4.99%	DUE	11/25/2048	152
TAL ADVANTAGE LLC	Asset-backed security	4.50%	DUE	04/20/2042	196
TEXTAINER MARINE CONTAINERS	Asset-backed security	4.11%	DUE	08/20/2043	1,468
TRAFIGURA SECURITISATION FINAN	Asset-backed security	3.19%	DUE	03/15/2022	970
TRINITY RAIL LEASING L P	Asset-backed security	5.19%	DUE	10/16/2040	814

TRINITY RAIL LEASING L P	Asset-backed security	5.19%	DUE	10/16/2040	178
TRINITY RAIL LEASING L P	Asset-backed security	4.62%	DUE	06/17/2048	276
TRITON CONTAINER FINANCE LLC	Asset-backed security	3.52%	DUE	06/20/2042	84
VSE VOI MORTGAGE LLC	Asset-backed security	3.56%	DUE	02/20/2036	468
VIVINT SOLAR FINANCING LLC	Asset-backed security	4.73%	DUE	04/30/2048	333
WILLIS ENGINE SECURITIZATION	Asset-backed security	4.75%	DUE	09/15/2043	264
AVENTURA MALL TRUST	Collateralized Mortgage Obligation	4.11%	DUE	07/05/2040	779
AVENTURA MALL TRUST	Collateralized Mortgage Obligation	4.11%	DUE	07/05/2040	999
BARCLAYS COMMERCIAL MORTGAGE S	Collateralized Mortgage Obligation	4.27%	DUE	08/05/2038	254
BARCLAYS COMMERCIAL MORTGAGE S	Collateralized Mortgage Obligation	4.27%	DUE	08/05/2038	229
BARCLAYS COMMERCIAL MORTGAGE S	Collateralized Mortgage Obligation	4.27%	DUE	08/05/2038	797
BARCLAYS COMMERCIAL MORTGAGE S	Collateralized Mortgage Obligation	4.27%	DUE	08/05/2038	120
BARCLAYS COMMERCIAL MORTGAGE S	Collateralized Mortgage Obligation	4.27%	DUE	08/05/2038	127
BANC OF AMERICA MERRILL LYNCH	Collateralized Mortgage Obligation	4.09%	DUE	08/10/2038	457
BANC OF AMERICA MERRILL LYNCH	Collateralized Mortgage Obligation	3.62%	DUE	09/15/2034	319
BX TRUST	Collateralized Mortgage Obligation	4.16%	DUE	11/15/2035	652
BANK	Collateralized Mortgage Obligation	4.60%	DUE	09/15/2060	307
CD COMMERCIAL MORTGAGE TRUST	Collateralized Mortgage Obligation	4.56%	DUE	02/10/2050	1,625
CFCRE COMMERCIAL MORTGAGE TRUS	Collateralized Mortgage Obligation	3.22%	DUE	11/10/2049	388
COMM 2014 UBS2	Collateralized Mortgage Obligation	4.70%	DUE	03/10/2047	513
COMM MORTGAGE TRUST	Collateralized Mortgage Obligation	4.51%	DUE	09/10/2047	385
COMMERCIAL MORTGAGE PASS THROU	Collateralized Mortgage Obligation	4.12%	DUE	03/10/2048	486
DEEPHAVEN RESIDENTIAL MORTGAGE	Collateralized Mortgage Obligation	4.28%	DUE	10/25/2058	703
FNMA CONNECTICUT AVENUE SECUR	Collateralized Mortgage Obligation	3.81%	DUE	04/25/2029	148
GS MORTGAGE SECURITIES TRUST	Collateralized Mortgage Obligation	4.30%	DUE	03/10/2050	1,687
JP MORGAN CHASE	Collateralized Mortgage Obligation	4.57%	DUE	08/15/2046	562
JPMBB COMMERCIAL MORTGAGE SECU	Collateralized Mortgage Obligation	4.74%	DUE	03/15/2049	340
JP MORGAN MORTGAGE TRUST	Collateralized Mortgage Obligation	3.50%	DUE	01/25/2047	253
JP MORGAN MORTGAGE TRUST	Collateralized Mortgage Obligation	3.50%	DUE	06/25/2048	351
JP MORGAN MORTGAGE TRUST	Collateralized Mortgage Obligation	3.00%	DUE	11/25/2047	265
JP MORGAN MORTGAGE TRUST	Collateralized Mortgage Obligation	3.50%	DUE	10/25/2048	450

JP MORGAN MORTGAGE TRUST	Collateralized Mortgage Obligation	3.50%	DUE	01/25/2048	514
JP MORGAN MORTGAGE TRUST	Collateralized Mortgage Obligation	3.50%	DUE	04/25/2048	526
STATION PLACE SECURITIZATION T	Collateralized Mortgage Obligation	3.31%	DUE	11/25/2050	199
MSCG TRUST	Collateralized Mortgage Obligation	3.54%	DUE	10/15/2028	306
MORGAN STANLEY CAPITAL I TRUST	Collateralized Mortgage Obligation	4.62%	DUE	07/15/2051	142
SOFI MORTGAGE TRUST	Collateralized Mortgage Obligation	3.00%	DUE	11/25/2046	421
SEQUOIA MORTGAGE TRUST	Collateralized Mortgage Obligation	4.00%	DUE	06/25/2048	588
SEQUOIA MORTGAGE TRUST	Collateralized Mortgage Obligation	4.00%	DUE	10/25/2048	495
SEQUOIA MORTGAGE TRUST	Collateralized Mortgage Obligation	4.00%	DUE	09/25/2048	447
SHELLPOINT CO ORIGINATOR TRUST	Collateralized Mortgage Obligation	3.00%	DUE	10/25/2031	289
VELOCITY COMMERCIAL CAPITAL LO	Collateralized Mortgage Obligation	3.00%	DUE	10/25/2046	85
WELLS FARGO COMMERCIAL MORTGAG	Collateralized Mortgage Obligation	4.40%	DUE	06/15/2051	271
WELLS FARGO COMMERCIAL MORTGAG	Collateralized Mortgage Obligation	4.56%	DUE	06/15/2051	62
AVANGRID INC	Commercial Paper	0.00%	DUE	01/10/2019	2,498
BELL CANADA	Commercial Paper	0.00%	DUE	02/19/2019	2,490
BNP PARIBAS NEW YORK	Commercial Paper	0.00%	DUE	12/31/2018	3,500
CBS CORP NEW	Commercial Paper	0.00%	DUE	01/29/2019	499
CVS CORP	Commercial Paper	0.00%	DUE	01/02/2019	2,100
ENTERGY CORPORATION	Commercial Paper	0.00%	DUE	02/26/2019	2,986
FMC TECHNOLOGIES INC	Commercial Paper	0.00%	DUE	02/11/2019	2,990
FIRST ABU DHABI BANK PJSC	Commercial Paper	0.00%	DUE	01/04/2019	3,499
FLORIDA PWR LGT CO	Commercial Paper	0.00%	DUE	02/07/2019	2,991
HARLEY-DAVIDSON FINANCIAL SERV	Commercial Paper	0.00%	DUE	03/04/2019	2,487
HYUNDAI CAPITAL AMERICA	Commercial Paper	0.00%	DUE	01/03/2019	3,499
JM SMUCKER	Commercial Paper	0.00%	DUE	01/02/2019	3,500
LYONDELLBASELL INVEST	Commercial Paper	0.00%	DUE	01/22/2019	3,494
MARRIOTT INTERNATION	Commercial Paper	0.00%	DUE	01/15/2019	3,496
MONDELEZ INTL INC	Commercial Paper	0.00%	DUE	02/08/2019	2,991
NATIONAL GRID USA	Commercial Paper	0.00%	DUE	02/14/2019	2,990
PUBLIC SEVC ENT GR	Commercial Paper	0.00%	DUE	01/22/2019	3,145
ROGERS COMMUNICATIONS	Commercial Paper	0.00%	DUE	01/04/2019	2,999
RYDER SYSTEM INC	Commercial Paper	0.00%	DUE	01/28/2019	3,492
SPECTRA ENERGY PARTNERS	Commercial Paper	0.00%	DUE	01/08/2019	3,498
STANLEY WORKS THE	Commercial Paper	0.00%	DUE	01/03/2019	2,500
TYCO INTERNATIONAL HOLDING SAR	Commercial Paper	0.00%	DUE	01/02/2019	3,500
TYSON FOODS INC	Commercial Paper	0.00%	DUE	01/04/2019	2,999
WALGREENS BOOTS	Commercial Paper	0.00%	DUE	01/09/2019	2,274
ABM AMBRO BANK NV	Corporate Bond	3.40%	DUE	08/27/2021	1,697
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	68
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	41
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	94
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	41
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	107
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	22
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	96
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	54
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	20
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	60

ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	24
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	17
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	25
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	24
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	131
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	862
AT&T INC	Corporate Bond	4.75%	DUE	05/15/2046	200
AT&T INC	Corporate Bond	4.75%	DUE	05/15/2046	266
AT&T INC	Corporate Bond	4.75%	DUE	05/15/2046	69
AT&T INC	Corporate Bond	4.75%	DUE	05/15/2046	44
AT&T INC	Corporate Bond	4.75%	DUE	05/15/2046	311
AT&T INC	Corporate Bond	4.75%	DUE	05/15/2046	43
AT&T INC	Corporate Bond	5.25%	DUE	03/01/2037	147
AT&T INC	Corporate Bond	5.25%	DUE	03/01/2037	98
ABBVIE INC	Corporate Bond	2.90%	DUE	11/06/2022	243
ABBVIE INC	Corporate Bond	4.70%	DUE	05/14/2045	182
ABBVIE INC	Corporate Bond	4.70%	DUE	05/14/2045	114
ABBVIE INC	Corporate Bond	4.70%	DUE	05/14/2045	205
ADVOCATE HEALTH CORP	Corporate Bond	3.83%	DUE	08/15/2028	288
AERCAP IRELAND CAPITAL LTD	Corporate Bond	4.50%	DUE	05/15/2021	351
AERCAP IRELAND CAPITAL LTD	Corporate Bond	4.50%	DUE	05/15/2021	677
AERCAP IRELAND CAPITAL LTD	Corporate Bond	4.50%	DUE	05/15/2021	527
AERCAP IRELAND CAP GLOBA	Corporate Bond	3.65%	DUE	07/21/2027	217
AERCAP IRELAND CAP GLOBA	Corporate Bond	3.65%	DUE	07/21/2027	130
AERCAP IRELAND CAP GLOBA	Corporate Bond	3.88%	DUE	01/23/2028	724
AERCAP IRELAND CAP GLOBA	Corporate Bond	3.88%	DUE	01/23/2028	371
AFFILIATED MANAGERS GROUP INC	Corporate Bond	4.25%	DUE	02/15/2024	153
AFFILIATED MANAGERS GROUP INC	Corporate Bond	4.25%	DUE	02/15/2024	765
AIR LEASE CORP	Corporate Bond	3.62%	DUE	04/01/2027	94
AIR LEASE CORP	Corporate Bond	3.62%	DUE	04/01/2027	537
AIRCASTLE LTD	Corporate Bond	5.00%	DUE	04/01/2023	502
AIRCASTLE LTD	Corporate Bond	5.00%	DUE	04/01/2023	52
AIRCASTLE LTD	Corporate Bond	5.00%	DUE	04/01/2023	109
AIRCASTLE LTD	Corporate Bond	5.00%	DUE	04/01/2023	53
AIRCASTLE LTD	Corporate Bond	5.00%	DUE	04/01/2023	86
AIRCASTLE LTD	Corporate Bond	5.00%	DUE	04/01/2023	66
AIRCASTLE LTD	Corporate Bond	5.00%	DUE	04/01/2023	88
AIRCASTLE LTD	Corporate Bond	5.00%	DUE	04/01/2023	65
AIRCASTLE LTD	Corporate Bond	5.00%	DUE	04/01/2023	48
AIRCASTLE LTD	Corporate Bond	5.00%	DUE	04/01/2023	8
AIRCASTLE LTD	Corporate Bond	5.00%	DUE	04/01/2023	502
AIRCASTLE LTD	Corporate Bond	4.40%	DUE	09/25/2023	280
ALLSTATE CORP	Corporate Bond	5.75%	DUE	08/15/2053	293
ALLSTATE CORP	Corporate Bond	5.75%	DUE	08/15/2053	463
ALLSTATE CORP	Corporate Bond	5.75%	DUE	08/15/2053	390
ALLSTATE CORP	Corporate Bond	5.75%	DUE	08/15/2053	167
ALLSTATE CORP	Corporate Bond	5.75%	DUE	08/15/2053	54
ALLSTATE CORP	Corporate Bond	5.75%	DUE	08/15/2053	145
ALLY FINANCIAL INC	Corporate Bond	5.12%	DUE	09/30/2024	496
ALLY FINANCIAL INC	Corporate Bond	5.12%	DUE	09/30/2024	372
ALLY FINANCIAL INC	Corporate Bond	4.12%	DUE	03/30/2020	297
ALLY FINANCIAL INC	Corporate Bond	4.12%	DUE	03/30/2020	222
AMAZON.COM INC	Corporate Bond	4.05%	DUE	08/22/2047	308
AMCOR FINANCE USA INC	Corporate Bond	3.62%	DUE	04/28/2026	237
AMCOR FINANCE USA INC	Corporate Bond	3.62%	DUE	04/28/2026	229
AMCOR FINANCE USA INC	Corporate Bond	3.62%	DUE	04/28/2026	379
AMERICAN AIRLINES GROUP INC	Corporate Bond	5.50%	DUE	10/01/2019	83
AMERICAN AIRLINES GROUP INC	Corporate Bond	5.50%	DUE	10/01/2019	167
AMERICAN AIRLINES GROUP INC	Corporate Bond	5.50%	DUE	10/01/2019	576
AMERICAN AIRLINES GROUP INC	Corporate Bond	5.50%	DUE	10/01/2019	201
AMERICAN AIRLINES GROUP INC	Corporate Bond	5.50%	DUE	10/01/2019	12

AMERICAN AIRLINES GROUP INC	Corporate Bond	5.50%	DUE	10/01/2019	17
AMERICAN AIRLINES GROUP INC	Corporate Bond	5.50%	DUE	10/01/2019	10
AMERICAN AIRLINES GROUP INC	Corporate Bond	5.50%	DUE	10/01/2019	3
AMERICAN AIRLINES GROUP INC	Corporate Bond	5.50%	DUE	10/01/2019	14
AMERICAN AIRLINES GROUP INC	Corporate Bond	5.50%	DUE	10/01/2019	95
AMERICAN AIRLINES GROUP INC	Corporate Bond	5.50%	DUE	10/01/2019	14
AMERICAN AIRLINES GROUP INC	Corporate Bond	5.50%	DUE	10/01/2019	52
AMERICAN AIRLINES GROUP INC	Corporate Bond	5.50%	DUE	10/01/2019	10
AMERICAN AIRLINES GROUP INC	Corporate Bond	5.50%	DUE	10/01/2019	96
AMERICAN AIRLINES GROUP INC	Corporate Bond	5.50%	DUE	10/01/2019	112
AMERICAN AIRLINES GROUP INC	Corporate Bond	5.50%	DUE	10/01/2019	9
AMERICAN AIRLINES GROUP INC	Corporate Bond	5.50%	DUE	10/01/2019	6
AMERICAN INTERNATIONAL GROUP	Corporate Bond	4.50%	DUE	07/16/2044	85
AMERICAN INTERNATIONAL GROUP	Corporate Bond	4.50%	DUE	07/16/2044	89
AMERICAN INTERNATIONAL GROUP	Corporate Bond	4.50%	DUE	07/16/2044	178
AMERICAN INTERNATIONAL GROUP	Corporate Bond	4.50%	DUE	07/16/2044	178
AMERICAN INTERNATIONAL GROUP	Corporate Bond	4.20%	DUE	04/01/2028	275
AMERICAN INTERNATIONAL GROUP	Corporate Bond	4.20%	DUE	04/01/2028	145
AMERICAN INTERNATIONAL GROUP	Corporate Bond	5.75%	DUE	04/01/2048	191
AMERICAN INTERNATIONAL GROUP	Corporate Bond	5.75%	DUE	04/01/2048	76
AMERICAN INTERNATIONAL GROUP	Corporate Bond	5.75%	DUE	04/01/2048	11
AMERICAN INTERNATIONAL GROUP	Corporate Bond	5.75%	DUE	04/01/2048	131
AMERICAN INTERNATIONAL GROUP	Corporate Bond	5.75%	DUE	04/01/2048	127
AMERICAN INTERNATIONAL GROUP	Corporate Bond	5.75%	DUE	04/01/2048	47
AMERICAN TOWER TRUST	Corporate Bond	3.65%	DUE	03/23/2048	230
AMERICAN TOWER CORP	Corporate Bond	3.50%	DUE	01/31/2023	491
AMGEN INC	Corporate Bond	5.65%	DUE	06/15/2042	112
AMGEN INC	Corporate Bond	5.65%	DUE	06/15/2042	112
ANADARKO PETROLEUM CORP	Corporate Bond	6.45%	DUE	09/15/2036	108
ANADARKO PETROLEUM CORP	Corporate Bond	6.45%	DUE	09/15/2036	378
ANADARKO PETROLEUM CORP	Corporate Bond	6.45%	DUE	09/15/2036	297
ANADARKO PETROLEUM CORP	Corporate Bond	5.55%	DUE	03/15/2026	288
ANADARKO PETROLEUM CORP	Corporate Bond	5.55%	DUE	03/15/2026	209
ANDEAVOR LOGISTICS LP	Corporate Bond	6.88%	DUE	01/30/3100	289
ANHEUSER-BUSCH INBEV WORLD	Corporate Bond	8.20%	DUE	01/15/2039	109
ANHEUSER-BUSCH INBEV WORLD	Corporate Bond	8.20%	DUE	01/15/2039	85
ANHEUSER-BUSCH INBEV WORLD	Corporate Bond	8.20%	DUE	01/15/2039	333
ANHEUSER-BUSCH INBEV WORLD	Corporate Bond	8.20%	DUE	01/15/2039	289
ANHEUSER-BUSCH INBEV WOR	Corporate Bond	4.60%	DUE	04/15/2048	229
ANHEUSER-BUSCH INBEV WOR	Corporate Bond	4.60%	DUE	04/15/2048	134
ANTARES HOLDINGS	Corporate Bond	6.00%	DUE	08/15/2023	544
ANTARES HOLDINGS	Corporate Bond	6.00%	DUE	08/15/2023	297
ANTERO RESOURCES FINANCE CORP	Corporate Bond	5.38%	DUE	11/01/2021	217
ANTERO RESOURCES FINANCE CORP	Corporate Bond	5.38%	DUE	11/01/2021	54
ANTERO RESOURCES FINANCE CORP	Corporate Bond	5.38%	DUE	11/01/2021	65
APPLE INC	Corporate Bond	3.85%	DUE	05/04/2043	104
APPLE INC	Corporate Bond	3.85%	DUE	05/04/2043	95
ARCH CAPITAL GROUP US INC	Corporate Bond	5.14%	DUE	11/01/2043	209
ARCELORMITTAL	Corporate Bond	5.25%	DUE	08/05/2020	254
ARCELORMITTAL	Corporate Bond	5.25%	DUE	08/05/2020	69
ARCELORMITTAL	Corporate Bond	5.25%	DUE	08/05/2020	16
ARCELORMITTAL	Corporate Bond	5.25%	DUE	08/05/2020	660
ARCH CAPITAL FINANCE LLC	Corporate Bond	5.03%	DUE	12/15/2046	84
ARCH CAPITAL FINANCE LLC	Corporate Bond	5.03%	DUE	12/15/2046	104
ARES CAPITAL CORP	Corporate Bond	3.88%	DUE	01/15/2020	351
ARES CAPITAL CORP	Corporate Bond	3.88%	DUE	01/15/2020	276
ARES CAPITAL CORP	Corporate Bond	3.50%	DUE	02/10/2023	1,017
ARES CAPITAL CORP	Corporate Bond	3.50%	DUE	02/10/2023	570
ARROW ELECTRONICS INC	Corporate Bond	4.50%	DUE	03/01/2023	279
ARROW ELECTRONICS INC	Corporate Bond	4.50%	DUE	03/01/2023	152
ASSOC BANC CORP	Corporate Bond	2.75%	DUE	11/15/2019	95

ASSOC BANC CORP	Corporate Bond	2.75%	DUE	11/15/2019	100
ASSOCIATED BANC CORP	Corporate Bond	4.25%	DUE	01/15/2025	251
ASSOCIATED BANC CORP	Corporate Bond	4.25%	DUE	01/15/2025	151
ATHENE HOLDING LTD	Corporate Bond	4.12%	DUE	01/12/2028	322
ATHENE HOLDING LTD	Corporate Bond	4.12%	DUE	01/12/2028	195
ATHENE HOLDING LTD	Corporate Bond	4.12%	DUE	01/12/2028	78
ATHENE HOLDING LTD	Corporate Bond	4.12%	DUE	01/12/2028	126
ATHENE HOLDING LTD	Corporate Bond	4.12%	DUE	01/12/2028	64
ATHENE HOLDING LTD	Corporate Bond	4.12%	DUE	01/12/2028	73
ATHENE HOLDING LTD	Corporate Bond	4.12%	DUE	01/12/2028	908
AVIATION CAPITAL GROUP	Corporate Bond	3.88%	DUE	05/01/2023	534
AVIATION CAPITAL GROUP	Corporate Bond	3.88%	DUE	05/01/2023	294
AXIS SPECIALTY FINANCE PLC	Corporate Bond	4.00%	DUE	12/06/2027	273
AXIS SPECIALTY FINANCE PLC	Corporate Bond	4.00%	DUE	12/06/2027	144
AXIS SPECIALTY FINANCE PLC	Corporate Bond	4.00%	DUE	12/06/2027	311
BAT CAPITAL CORP	Corporate Bond	3.56%	DUE	08/15/2027	311
BPCE SA	Corporate Bond	3.50%	DUE	10/23/2027	409
BPCE SA	Corporate Bond	3.50%	DUE	10/23/2027	318
BAKER HUGHES LLC CO OBL	Corporate Bond	3.34%	DUE	12/15/2027	94
BANCO SANTANDER SA	Corporate Bond	4.25%	DUE	04/11/2027	187
BANCO SANTANDER SA	Corporate Bond	3.12%	DUE	02/23/2023	378
BANCO SANTANDER SA	Corporate Bond	3.12%	DUE	02/23/2023	189
BANK OF AMERICA CORP	Corporate Bond	5.00%	DUE	01/21/2044	98
BANK OF AMERICA CORP	Corporate Bond	5.00%	DUE	01/21/2044	248
BANK OF AMERICA CORP	Corporate Bond	5.00%	DUE	01/21/2044	181
BANK OF AMERICA CORP	Corporate Bond	4.00%	DUE	01/22/2025	244
BANK OF AMERICA CORP	Corporate Bond	4.00%	DUE	01/22/2025	146
BANK OF AMERICA CORP	Corporate Bond	4.18%	DUE	11/25/2027	245
BANK OF AMERICA CORP	Corporate Bond	4.18%	DUE	11/25/2027	264
BANK OF AMERICA CORP	Corporate Bond	4.18%	DUE	11/25/2027	312
BANK OF AMERICA CORP	Corporate Bond	3.12%	DUE	01/20/2023	251
BANK OF AMERICA CORP	Corporate Bond	3.12%	DUE	01/20/2023	182
BANK OF AMERICA CORP	Corporate Bond	4.24%	DUE	04/24/2038	128
BANK OF AMERICA CORP	Corporate Bond	4.24%	DUE	04/24/2038	143
BANK OF MONTREAL	Corporate Bond	3.80%	DUE	12/15/2032	245
BANK OF MONTREAL	Corporate Bond	3.80%	DUE	12/15/2032	139
BANK OF NOVA SCOTIA	Corporate Bond	4.50%	DUE	12/16/2025	110
BANK OF NOVA SCOTIA	Corporate Bond	4.50%	DUE	12/16/2025	398
BANK OF NOVA SCOTIA	Corporate Bond	4.50%	DUE	12/16/2025	498
BANK OF NOVA SCOTIA	Corporate Bond	4.50%	DUE	12/16/2025	523
BANK OF NOVA SCOTIA	Corporate Bond	4.65%	DUE	01/30/3100	178
BANK OF NOVA SCOTIA	Corporate Bond	4.65%	DUE	01/30/3100	120
BANK OF NOVA SCOTIA	Corporate Bond	4.65%	DUE	01/30/3100	96
BANK OF NOVA SCOTIA	Corporate Bond	4.65%	DUE	01/30/3100	347
BARCLAYS PLC	Corporate Bond	4.38%	DUE	09/11/2024	330
BARCLAYS PLC	Corporate Bond	4.34%	DUE	01/10/2028	185
BARCLAYS PLC	Corporate Bond	4.34%	DUE	01/10/2028	278
BARCLAYS PLC	Corporate Bond	4.34%	DUE	01/10/2028	347
BARCLAYS PLC	Corporate Bond	4.01%	DUE	05/16/2024	362
BARCLAYS PLC	Corporate Bond	4.01%	DUE	05/16/2024	190
BAXALTA INC	Corporate Bond	4.00%	DUE	06/23/2025	244
BAYER US FINANCE II LLC	Corporate Bond	4.25%	DUE	12/15/2025	214
BAYER US FINANCE II LLC	Corporate Bond	4.62%	DUE	06/25/2038	204
BAYER US FIN	Corporate Bond	4.40%	DUE	07/15/2044	261
BECTON DICKINSON & CO	Corporate Bond	4.68%	DUE	12/15/2044	66
BECTON DICKINSON & CO	Corporate Bond	4.68%	DUE	12/15/2044	94
BECTON DICKINSON & CO	Corporate Bond	3.70%	DUE	06/06/2027	137
BECTON DICKINSON & CO	Corporate Bond	3.70%	DUE	06/06/2027	95
BROWN & BROWN INC	Corporate Bond	4.20%	DUE	09/15/2024	249
BROWN & BROWN INC	Corporate Bond	4.20%	DUE	09/15/2024	259
BROWN & BROWN INC	Corporate Bond	4.20%	DUE	09/15/2024	323

BUILDING MATERIALS CORP	Corporate Bond	5.38%	DUE	11/15/2024	106
BUILDING MATERIALS CORP	Corporate Bond	5.38%	DUE	11/15/2024	25
BUNGE LTD FINANCE CORP	Corporate Bond	3.25%	DUE	08/15/2026	79
BUNGE LTD FINANCE CORP	Corporate Bond	3.25%	DUE	08/15/2026	241
BUNGE LTD FINANCE CORP	Corporate Bond	3.25%	DUE	08/15/2026	175
BUNGE LTD FINANCE CORP	Corporate Bond	3.25%	DUE	08/15/2026	285
BUNGE LTD FINANCE CORP	Corporate Bond	3.25%	DUE	08/15/2026	19
BUNGE LTD FINANCE CORP	Corporate Bond	3.25%	DUE	08/15/2026	21
BUNGE LTD FINANCE CORP	Corporate Bond	3.25%	DUE	08/15/2026	60
BUNGE LTD FINANCE CORP	Corporate Bond	4.35%	DUE	03/15/2024	123
BURLINGTON NORTH SANTA FE	Corporate Bond	4.90%	DUE	04/01/2044	140
BURLINGTON NORTH SANTA FE	Corporate Bond	4.90%	DUE	04/01/2044	108
CCO HOLDINGS LLC/CAP CORP	Corporate Bond	5.12%	DUE	05/01/2027	129
CCO HOLDINGS LLC/CAP CORP	Corporate Bond	5.12%	DUE	05/01/2027	24
CCO HOLDINGS LLC/CAP CORP	Corporate Bond	5.12%	DUE	05/01/2027	5
CCO HOLDINGS LLC/CAP CORP	Corporate Bond	5.12%	DUE	05/01/2027	13
CCO HOLDINGS LLC/CAP CORP	Corporate Bond	5.12%	DUE	05/01/2027	27
CCO HOLDINGS LLC/CAP CORP	Corporate Bond	5.12%	DUE	05/01/2027	7
CCO HOLDINGS LLC/CAP CORP	Corporate Bond	5.12%	DUE	05/01/2027	6
CCO HOLDINGS LLC/CAP CORP	Corporate Bond	5.12%	DUE	05/01/2027	116
CIT GROUP INC	Corporate Bond	4.75%	DUE	02/16/2024	587
CNH INDUSTRIAL CAP LLC	Corporate Bond	3.88%	DUE	10/15/2021	596
CNH INDUSTRIAL CAP LLC	Corporate Bond	3.88%	DUE	10/15/2021	226
CNH INDUSTRIAL CAP LLC	Corporate Bond	3.88%	DUE	10/15/2021	412
CNA FINANCIAL CORP	Corporate Bond	7.25%	DUE	11/15/2023	414
CNA FINANCIAL CORP	Corporate Bond	3.45%	DUE	08/15/2027	181
CNO FINANCIAL GROUP INC	Corporate Bond	5.25%	DUE	05/30/2025	238
CNO FINANCIAL GROUP INC	Corporate Bond	5.25%	DUE	05/30/2025	10
CRH AMERICA FINANCE INC	Corporate Bond	3.95%	DUE	04/04/2028	334
CSX CORP	Corporate Bond	5.50%	DUE	04/15/2041	194
CSX CORP	Corporate Bond	5.50%	DUE	04/15/2041	139
CSX CORP	Corporate Bond	4.75%	DUE	11/15/2048	35
CVS CAREMARK CORP	Corporate Bond	4.88%	DUE	07/20/2035	101
CVS CAREMARK CORP	Corporate Bond	4.88%	DUE	07/20/2035	58
CVS CAREMARK CORP	Corporate Bond	4.88%	DUE	07/20/2035	39
CVS HEALTH CORP	Corporate Bond	4.30%	DUE	03/25/2028	178
CVS HEALTH CORP	Corporate Bond	4.30%	DUE	03/25/2028	122
CVS HEALTH CORP	Corporate Bond	5.05%	DUE	03/25/2048	253
CVS HEALTH CORP	Corporate Bond	5.05%	DUE	03/25/2048	146
CATERPILLAR INC	Corporate Bond	3.80%	DUE	08/15/2042	70
CELGENE CORP	Corporate Bond	4.62%	DUE	05/15/2044	176
CELGENE CORP	Corporate Bond	4.62%	DUE	05/15/2044	176
CELGENE CORP	Corporate Bond	3.45%	DUE	11/15/2027	305
CELGENE CORP	Corporate Bond	3.45%	DUE	11/15/2027	136
CELGENE CORP	Corporate Bond	3.45%	DUE	11/15/2027	364
CENOVUS ENERGY INC	Corporate Bond	6.75%	DUE	11/15/2039	98
CENOVUS ENERGY INC	Corporate Bond	6.75%	DUE	11/15/2039	195
CENOVUS ENERGY INC	Corporate Bond	3.00%	DUE	08/15/2022	214
CENOVUS ENERGY INC	Corporate Bond	3.00%	DUE	08/15/2022	617
CENOVUS ENERGY INC	Corporate Bond	4.25%	DUE	04/15/2027	170
CENOVUS ENERGY INC	Corporate Bond	4.25%	DUE	04/15/2027	126
CENOVUS ENERGY INC	Corporate Bond	4.25%	DUE	04/15/2027	159
CENTERPOINT ENERGY RESOURCES	Corporate Bond	5.85%	DUE	01/15/2041	205
CHARTER COMMUNICATIONS OPT LLC	Corporate Bond	3.58%	DUE	07/23/2020	524
CHARTER COMMUNICATIONS OPT LLC	Corporate Bond	3.58%	DUE	07/23/2020	275
CHARTER COMMUNICATIONS OPT LLC	Corporate Bond	6.48%	DUE	10/23/2045	103
CHARTER COMMUNICATIONS OPT LLC	Corporate Bond	6.48%	DUE	10/23/2045	103
CITIGROUP INC	Corporate Bond	5.50%	DUE	09/13/2025	498
CITIGROUP INC	Corporate Bond	5.50%	DUE	09/13/2025	525
CITIGROUP INC	Corporate Bond	5.50%	DUE	09/13/2025	551
CITIGROUP INC	Corporate Bond	4.45%	DUE	09/29/2027	173

CITIGROUP INC	Corporate Bond	4.45%	DUE	09/29/2027	120
CLEVELAND ELECTRIC ILLUM	Corporate Bond	3.50%	DUE	04/01/2028	157
CLEVELAND ELECTRIC ILLUM	Corporate Bond	3.50%	DUE	04/01/2028	95
REPUBLIC OF COLUMBIA	Corporate Bond	6.12%	DUE	01/18/2041	243
REPUBLIC OF COLUMBIA	Corporate Bond	6.12%	DUE	01/18/2041	270
REPUBLIC OF COLUMBIA	Corporate Bond	6.12%	DUE	01/18/2041	324
COMCAST CORP	Corporate Bond	6.95%	DUE	08/15/2037	92
COMCAST CORP	Corporate Bond	6.95%	DUE	08/15/2037	123
COMMONWEALTH EDISON	Corporate Bond	5.90%	DUE	03/15/2036	171
COMMONWEALTH EDISON	Corporate Bond	5.90%	DUE	03/15/2036	118
CONOCO PHILLIPS	Corporate Bond	6.50%	DUE	02/01/2039	136
CONOCO PHILLIPS	Corporate Bond	6.50%	DUE	02/01/2039	124
CONTINENTAL RESOURCES	Corporate Bond	4.38%	DUE	01/15/2028	127
CREDIT AGRICOLE LONDON	Corporate Bond	3.25%	DUE	10/04/2024	935
CREDIT SUISSE GROUP-SPON ADR	Corporate Bond	4.28%	DUE	01/09/2028	241
CREDIT SUISSE GROUP-SPON ADR	Corporate Bond	4.28%	DUE	01/09/2028	265
CREDIT SUISSE GROUP-SPON ADR	Corporate Bond	4.28%	DUE	01/09/2028	338
CREDIT SUISSE GROUP FUND LTD	Corporate Bond	3.80%	DUE	09/15/2022	521
CREDIT SUISSE GROUP AG	Corporate Bond	6.50%	DUE	08/08/2023	626
CROWN CASTLE TOWERS LLC	Corporate Bond	4.24%	DUE	07/15/2028	109
DTE ENERGY COMPANY	Corporate Bond	3.85%	DUE	12/01/2023	301
DAE FUNDING LLC	Corporate Bond	4.00%	DUE	08/01/2020	87
DAE FUNDING LLC	Corporate Bond	4.00%	DUE	08/01/2020	439
DELTA AIR LINES	Corporate Bond	3.62%	DUE	03/15/2022	514
DEUTSCHE BANK NY	Corporate Bond	3.15%	DUE	01/22/2021	135
DEUTSCHE BANK NY	Corporate Bond	3.15%	DUE	01/22/2021	193
DISCOVER BANK	Corporate Bond	3.45%	DUE	07/27/2026	252
DISCOVER BANK	Corporate Bond	3.45%	DUE	07/27/2026	243
DISCOVER BANK	Corporate Bond	3.45%	DUE	07/27/2026	344
DISCOVER BANK	Corporate Bond	4.68%	DUE	08/09/2028	822
DISCOVER FINANCIAL SERVICES	Corporate Bond	4.10%	DUE	02/09/2027	135
DISCOVER FINANCIAL SERVICES	Corporate Bond	4.10%	DUE	02/09/2027	355
DISCOVER FINANCIAL SERVICES	Corporate Bond	4.10%	DUE	02/09/2027	327
DISCOVERY COMMUNICATIONS	Corporate Bond	4.88%	DUE	04/01/2043	199
DISCOVERY COMMUNICATIONS	Corporate Bond	4.88%	DUE	04/01/2043	133
DISCOVERY COMMUNICATIONS	Corporate Bond	3.95%	DUE	03/20/2028	79
DISCOVERY COMMUNICATIONS	Corporate Bond	3.95%	DUE	03/20/2028	130
DISCOVERY COMMUNICATIONS	Corporate Bond	3.95%	DUE	03/20/2028	603
DOLLAR TREE INC	Corporate Bond	4.20%	DUE	05/15/2028	332
DOLLAR TREE INC	Corporate Bond	4.20%	DUE	05/15/2028	213
DOLLAR TREE INC	Corporate Bond	4.20%	DUE	05/15/2028	284
DOMINION RESOURCES INC	Corporate Bond	5.25%	DUE	08/01/2033	214
DOMINION RESOURCES INC	Corporate Bond	5.25%	DUE	08/01/2033	134
DOW CHEMICAL COMPANY	Corporate Bond	4.38%	DUE	11/15/2042	66
DOW CHEMICAL COMPANY	Corporate Bond	4.38%	DUE	11/15/2042	88
DUKE ENERGY CORP	Corporate Bond	2.65%	DUE	09/01/2026	505
DUKE ENERGY CORP	Corporate Bond	2.65%	DUE	09/01/2026	191
DUKE ENERGY CORP	Corporate Bond	2.65%	DUE	09/01/2026	127
EDP FINANCE BV	Corporate Bond	3.62%	DUE	07/15/2024	210
EDP FINANCE BV	Corporate Bond	3.62%	DUE	07/15/2024	281
EDP FINANCE BV	Corporate Bond	3.62%	DUE	07/15/2024	257
EQT CORP	Corporate Bond	3.90%	DUE	10/01/2027	216
EQT CORP	Corporate Bond	3.90%	DUE	10/01/2027	98
EQT CORP	Corporate Bond	3.90%	DUE	10/01/2027	333
EQT CORP	Corporate Bond	3.90%	DUE	10/01/2027	345
EQM MIDSTREAM PARTNERS LP SERI	Corporate Bond	4.75%	DUE	07/15/2023	544
EQM MIDSTREAM PARTNERS LP SERI	Corporate Bond	4.75%	DUE	07/15/2023	299
EL PUERTO DE LIVERPOL	Corporate Bond	3.95%	DUE	10/02/2024	258
EL PUERTO DE LIVERPOL	Corporate Bond	3.95%	DUE	10/02/2024	234
EL PUERTO DE LIVERPOL	Corporate Bond	3.95%	DUE	10/02/2024	328
ENCANA CORP	Corporate Bond	6.50%	DUE	02/01/2038	190

ENCANA CORP	Corporate Bond	6.50%	DUE	02/01/2038	136
ENERGY TRANSFER PARTNERS	Corporate Bond	6.50%	DUE	02/01/2042	105
ENERGY TRANSFER PARTNERS	Corporate Bond	6.50%	DUE	02/01/2042	200
ENERGY TRANSFER PARTNERS	Corporate Bond	4.20%	DUE	04/15/2027	84
ENERGY TRANSFER PARTNERS	Corporate Bond	4.20%	DUE	04/15/2027	326
ENERGY TRANSFER PARTNERS	Corporate Bond	4.20%	DUE	04/15/2027	280
ENERGY TRANSFER LP	Corporate Bond	7.50%	DUE	10/15/2020	111
ENERGY TRANSFER LP	Corporate Bond	7.50%	DUE	10/15/2020	5
ENERGY TRANSFER LP	Corporate Bond	7.50%	DUE	10/15/2020	7
ENERGY TRANSFER LP	Corporate Bond	7.50%	DUE	10/15/2020	84
ENERGY TRANSFER LP	Corporate Bond	7.50%	DUE	10/15/2020	130
ENERGY TRANSFER LP	Corporate Bond	5.88%	DUE	01/15/2024	73
ENERGY TRANSFER LP	Corporate Bond	5.88%	DUE	01/15/2024	2
ENERGY TRANSFER LP	Corporate Bond	5.88%	DUE	01/15/2024	59
ENERGY TRANSFER LP	Corporate Bond	5.88%	DUE	01/15/2024	95
ENERGY TRANSFER LP	Corporate Bond	5.88%	DUE	01/15/2024	153
ENERGY TRANSFER PARTNERS	Corporate Bond	6.25%	DUE	01/30/3100	347
ENLINK MIDSTREAM PARTNER	Corporate Bond	2.70%	DUE	04/01/2019	845
ENLINK MIDSTREAM PARTNER	Corporate Bond	4.15%	DUE	06/01/2025	44
ENLINK MIDSTREAM PARTNER	Corporate Bond	4.15%	DUE	06/01/2025	49
ENLINK MIDSTREAM PARTNER	Corporate Bond	4.15%	DUE	06/01/2025	361
ENLINK MIDSTREAM PARTNER	Corporate Bond	4.15%	DUE	06/01/2025	338
ENLINK MIDSTREAM PARTNER	Corporate Bond	4.85%	DUE	07/15/2026	41
ENLINK MIDSTREAM PARTNER	Corporate Bond	4.85%	DUE	07/15/2026	10
ENLINK MIDSTREAM PARTNER	Corporate Bond	4.85%	DUE	07/15/2026	90
ENSTAR GROUP LTD	Corporate Bond	4.50%	DUE	03/10/2022	81
ENSTAR GROUP LTD	Corporate Bond	4.50%	DUE	03/10/2022	428
ENSTAR GROUP LTD	Corporate Bond	4.50%	DUE	03/10/2022	352
ENTERPRISE PRODUCTS	Corporate Bond	5.38%	DUE	02/15/2078	174
ENTERPRISE PRODUCTS	Corporate Bond	5.38%	DUE	02/15/2078	145
ERICSSON LM	Corporate Bond	4.12%	DUE	05/15/2022	49
ERICSSON LM	Corporate Bond	4.12%	DUE	05/15/2022	467
ERICSSON LM	Corporate Bond	4.12%	DUE	05/15/2022	58
ERICSSON LM	Corporate Bond	4.12%	DUE	05/15/2022	154
ERICSSON LM	Corporate Bond	4.12%	DUE	05/15/2022	154
ERICSSON LM	Corporate Bond	4.12%	DUE	05/15/2022	51
EXPEDIA GROUP INC	Corporate Bond	4.50%	DUE	08/15/2024	350
FS KKR CAPITAL CORP	Corporate Bond	4.00%	DUE	07/15/2019	524
FS KKR CAPITAL CORP	Corporate Bond	4.00%	DUE	07/15/2019	15
FIRST REPUBLIC BANK	Corporate Bond	4.38%	DUE	08/01/2046	485
FIRST REPUBLIC BANK	Corporate Bond	4.38%	DUE	08/01/2046	231
FIRST REPUBLIC BANK	Corporate Bond	4.38%	DUE	08/01/2046	139
FLORIDA POWER AND LIGHT	Corporate Bond	4.12%	DUE	02/01/2042	166
FLORIDA POWER CORP	Corporate Bond	6.40%	DUE	06/15/2038	172
FLORIDA POWER CORP	Corporate Bond	6.40%	DUE	06/15/2038	128
FLOWSERVE CORP	Corporate Bond	4.00%	DUE	11/15/2023	72
FLOWSERVE CORP	Corporate Bond	4.00%	DUE	11/15/2023	372
FLOWSERVE CORP	Corporate Bond	4.00%	DUE	11/15/2023	346
FORD MOTOR COMPANY	Corporate Bond	5.29%	DUE	12/08/2046	37
FORD MOTOR CREDIT CO LLC	Corporate Bond	5.88%	DUE	08/02/2021	231
FORD MOTOR CREDIT CO LLC	Corporate Bond	5.88%	DUE	08/02/2021	256
FORD MOTOR CREDIT CO LLC	Corporate Bond	5.88%	DUE	08/02/2021	359
FORD MOTOR CREDIT CO LLC	Corporate Bond	4.38%	DUE	08/06/2023	189
FORD MOTOR CREDIT CO LLC	Corporate Bond	4.38%	DUE	08/06/2023	189
FORD MOTOR CREDIT CO LLC	Corporate Bond	4.38%	DUE	08/06/2023	426
FORD MOTOR CREDIT CO LLC	Corporate Bond	4.14%	DUE	02/15/2023	480
FORD MOTOR CREDIT CO LLC	Corporate Bond	4.14%	DUE	02/15/2023	333
FULTON FINANCIAL CORP	Corporate Bond	3.60%	DUE	03/16/2022	129
GE CAPITAL INTERNATIONAL FUND	Corporate Bond	4.42%	DUE	11/15/2035	215
GE CAPITAL INTERNATIONAL FUND	Corporate Bond	4.42%	DUE	11/15/2035	224
GE CAPITAL INTERNATIONAL FUND	Corporate Bond	4.42%	DUE	11/15/2035	314

GMAC LLC	Corporate Bond	8.00%	DUE	11/01/2031	194
GMAC LLC	Corporate Bond	8.00%	DUE	11/01/2031	139
GENERAL ELECTRIC COMPANY	Corporate Bond	2.70%	DUE	10/09/2022	225
GENERAL ELECTRIC COMPANY	Corporate Bond	2.70%	DUE	10/09/2022	127
GENERAL MOTORS CO	Corporate Bond	4.20%	DUE	10/01/2027	203
GENERAL MOTORS CO	Corporate Bond	4.20%	DUE	10/01/2027	113
GENERAL MOTORS CO	Corporate Bond	5.15%	DUE	04/01/2038	120
GENERAL MOTORS CO	Corporate Bond	5.15%	DUE	04/01/2038	85
GENERAL MOTORS FINANCIAL CO	Corporate Bond	3.50%	DUE	11/07/2024	306
GENERAL MOTORS FINANCIAL CO	Corporate Bond	3.50%	DUE	11/07/2024	95
GENERAL MOTORS FINANCIAL CO	Corporate Bond	3.50%	DUE	11/07/2024	11
GENERAL MOTORS FINANCIAL CO	Corporate Bond	3.50%	DUE	11/07/2024	37
GENERAL MOTORS FINANCIAL CO	Corporate Bond	3.50%	DUE	11/07/2024	62
GENERAL MOTORS FINANCIAL CO	Corporate Bond	3.50%	DUE	11/07/2024	297
GENERAL MOTORS FINANCIAL CO	Corporate Bond	4.15%	DUE	06/19/2023	253
GENERAL MOTORS FINANCIAL CO	Corporate Bond	4.15%	DUE	06/19/2023	146
GENERAL MOTORS FINANCIAL CO	Corporate Bond	4.15%	DUE	06/19/2023	147
GENERAL MOTORS FINANCIAL CO	Corporate Bond	4.15%	DUE	06/19/2023	174
GENERAL MOTORS FINANCIAL CO	Corporate Bond	4.15%	DUE	06/19/2023	58
GENPACT LUXEMBOURG SARL	Corporate Bond	3.70%	DUE	04/01/2022	198
GENPACT LUXEMBOURG SARL	Corporate Bond	3.70%	DUE	04/01/2022	323
GENPACT LUXEMBOURG SARL	Corporate Bond	3.70%	DUE	04/01/2022	84
GLENCORE FUNDING LLC	Corporate Bond	4.62%	DUE	04/29/2024	99
GLENCORE FUNDING LLC	Corporate Bond	4.62%	DUE	04/29/2024	20
GLENCORE FUNDING LLC	Corporate Bond	4.62%	DUE	04/29/2024	79
GLENCORE FUNDING LLC	Corporate Bond	4.62%	DUE	04/29/2024	198
GLENCORE FUNDING LLC	Corporate Bond	4.62%	DUE	04/29/2024	595
GLENCORE FUNDING LLC	Corporate Bond	4.62%	DUE	04/29/2024	520
GLENCORE FUNDING LLC	Corporate Bond	3.88%	DUE	10/27/2027	152
GLENCORE FUNDING LLC	Corporate Bond	3.88%	DUE	10/27/2027	670
GOLDMAN SACHS GROUP INC	Corporate Bond	5.95%	DUE	01/15/2027	252
GOLDMAN SACHS GROUP INC	Corporate Bond	5.95%	DUE	01/15/2027	158
GOLDMAN SACHS GROUP INC	Corporate Bond	6.75%	DUE	10/01/2037	113
GOLDMAN SACHS GROUP INC	Corporate Bond	6.75%	DUE	10/01/2037	254
GOLDMAN SACHS GROUP INC	Corporate Bond	6.75%	DUE	10/01/2037	198
GOLDMAN SACHS GROUP INC	Corporate Bond	3.27%	DUE	09/29/2025	469
GOLDMAN SACHS GROUP INC	Corporate Bond	3.81%	DUE	04/23/2029	257
GRUPO TELEVISA SPON ADR	Corporate Bond	6.62%	DUE	03/18/2025	219
GRUPO TELEVISA SPON ADR	Corporate Bond	6.62%	DUE	03/18/2025	137
HSBC HOLDINGS PLC	Corporate Bond	6.50%	DUE	09/15/2037	142
HSBC HOLDINGS PLC	Corporate Bond	6.50%	DUE	09/15/2037	142
HSBC HOLDINGS PLC	Corporate Bond	4.00%	DUE	03/30/2022	253
HSBC HOLDINGS PLC	Corporate Bond	4.25%	DUE	03/14/2024	496
HSBC HOLDINGS PLC	Corporate Bond	4.25%	DUE	03/14/2024	323
HSBC HOLDINGS PLC	Corporate Bond	4.58%	DUE	06/19/2029	283
HSBC HOLDINGS PLC	Corporate Bond	4.58%	DUE	06/19/2029	198
HEALTHCARE TRUST OF AMERICA	Corporate Bond	3.50%	DUE	08/01/2026	235
HEALTHCARE TRUST OF AMERICA	Corporate Bond	3.50%	DUE	08/01/2026	235
HEALTHCARE TRUST OF AMERICA	Corporate Bond	3.50%	DUE	08/01/2026	282
HELMERICH & PAYNE INC	Corporate Bond	4.65%	DUE	03/15/2025	515
HERCULES CAPITAL INC	Corporate Bond	4.62%	DUE	10/23/2022	498
HOME DEPOT INC	Corporate Bond	5.88%	DUE	12/16/2036	126
HOME DEPOT INC	Corporate Bond	5.88%	DUE	12/16/2036	120
HOST HOTELS & RESORTS LP	Corporate Bond	3.75%	DUE	10/15/2023	74
HOST HOTELS & RESORTS LP	Corporate Bond	3.75%	DUE	10/15/2023	98
HOST HOTELS & RESORTS LP	Corporate Bond	3.88%	DUE	04/01/2024	138
HOST HOTELS & RESORTS LP	Corporate Bond	3.88%	DUE	04/01/2024	247
HOST HOTELS & RESORTS LP	Corporate Bond	3.88%	DUE	04/01/2024	197
HUGHES SATELLITE SYSTEMS	Corporate Bond	6.50%	DUE	06/15/2019	50
HUGHES SATELLITE SYSTEMS	Corporate Bond	6.50%	DUE	06/15/2019	50
HUGHES SATELLITE SYSTEMS	Corporate Bond	6.50%	DUE	06/15/2019	731

HUMANA INC	Corporate Bond	3.95%	DUE	03/15/2027	109
HUMANA INC	Corporate Bond	4.80%	DUE	03/15/2047	70
HUMANA INC	Corporate Bond	4.80%	DUE	03/15/2047	200
HUMANA INC	Corporate Bond	4.80%	DUE	03/15/2047	150
HUNTSMAN INTL LLC	Corporate Bond	5.12%	DUE	11/15/2022	182
HUNTSMAN INTL LLC	Corporate Bond	5.12%	DUE	11/15/2022	123
ICAHN ENTERPRISES	Corporate Bond	6.00%	DUE	08/01/2020	350
ICAHN ENTERPRISES FIN	Corporate Bond	6.25%	DUE	02/01/2022	40
ICAHN ENTERPRISES FIN	Corporate Bond	6.25%	DUE	02/01/2022	44
ICAHN ENTERPRISES FIN	Corporate Bond	6.25%	DUE	02/01/2022	81
ICAHN ENTERPRISES FIN	Corporate Bond	6.25%	DUE	02/01/2022	155
INCITEC PIVOT FIN LLC	Corporate Bond	6.00%	DUE	12/10/2019	204
ING GROEP NV	Corporate Bond	4.10%	DUE	10/02/2023	620
IPALCO ENTERPRISES INC	Corporate Bond	3.45%	DUE	07/15/2020	250
IPALCO ENTERPRISES INC	Corporate Bond	3.45%	DUE	07/15/2020	649
IPALCO ENTERPRISES INC	Corporate Bond	3.70%	DUE	09/01/2024	180
IPALCO ENTERPRISES INC	Corporate Bond	3.70%	DUE	09/01/2024	169
JP MORGAN CHASE & CO	Corporate Bond	6.40%	DUE	05/15/2038	140
JP MORGAN CHASE & CO	Corporate Bond	6.40%	DUE	05/15/2038	122
JP MORGAN CHASE & CO	Corporate Bond	5.60%	DUE	07/15/2041	141
JP MORGAN CHASE & CO	Corporate Bond	5.60%	DUE	07/15/2041	113
JP MORGAN CHASE & CO	Corporate Bond	4.50%	DUE	01/24/2022	232
JP MORGAN CHASE & CO	Corporate Bond	3.88%	DUE	09/10/2024	492
JP MORGAN CHASE & CO	Corporate Bond	3.88%	DUE	09/10/2024	295
JP MORGAN CHASE & CO	Corporate Bond	3.78%	DUE	02/01/2028	485
KENNAMETAL INC	Corporate Bond	3.88%	DUE	02/15/2022	75
KIMCO REALTY	Corporate Bond	3.30%	DUE	02/01/2025	157
KIMCO REALTY	Corporate Bond	3.30%	DUE	02/01/2025	95
KINDER MORGAN ENERGY PARTNERS	Corporate Bond	3.95%	DUE	09/01/2022	250
KINDER MORGAN ENERGY PARTNERS	Corporate Bond	3.95%	DUE	09/01/2022	275
KINDER MORGAN INC	Corporate Bond	5.55%	DUE	06/01/2045	64
KINDER MORGAN INC	Corporate Bond	5.55%	DUE	06/01/2045	74
KINDER MORGAN INC	Corporate Bond	5.55%	DUE	06/01/2045	149
KINROSS GOLD CORP	Corporate Bond	5.12%	DUE	09/01/2021	374
KINROSS GOLD CORP	Corporate Bond	5.12%	DUE	09/01/2021	111
KINROSS GOLD CORP	Corporate Bond	5.12%	DUE	09/01/2021	84
KINROSS GOLD CORP	Corporate Bond	5.12%	DUE	09/01/2021	55
KINROSS GOLD CORP	Corporate Bond	5.12%	DUE	09/01/2021	648
KINROSS GOLD CORP	Corporate Bond	4.50%	DUE	07/15/2027	47
KINROSS GOLD CORP	Corporate Bond	4.50%	DUE	07/15/2027	35
KINROSS GOLD CORP	Corporate Bond	4.50%	DUE	07/15/2027	47
KINROSS GOLD CORP	Corporate Bond	4.50%	DUE	07/15/2027	86
LAZARD GROUP	Corporate Bond	4.25%	DUE	11/14/2020	408
LAZARD GROUP	Corporate Bond	3.62%	DUE	03/01/2027	100
LAZARD GROUP	Corporate Bond	3.62%	DUE	03/01/2027	94
LAZARD GROUP	Corporate Bond	4.50%	DUE	09/19/2028	290
LEGG MASON INC	Corporate Bond	5.62%	DUE	01/15/2044	104
LEGG MASON INC	Corporate Bond	5.62%	DUE	01/15/2044	197
LENNAR CORP	Corporate Bond	4.50%	DUE	11/15/2019	496
LENNAR CORP	Corporate Bond	4.75%	DUE	05/30/2025	41
LENNAR CORP	Corporate Bond	4.75%	DUE	05/30/2025	170
LINCOLN NATIONAL CORP	Corporate Bond	3.80%	DUE	03/01/2028	402
MGM RESORTS INTERNATIONAL	Corporate Bond	6.62%	DUE	12/15/2021	93
MGM RESORTS INTERNATIONAL	Corporate Bond	6.62%	DUE	12/15/2021	14
MGM RESORTS INTERNATIONAL	Corporate Bond	6.62%	DUE	12/15/2021	93
MGM RESORTS INTERNATIONAL	Corporate Bond	6.62%	DUE	12/15/2021	615
MPLX LP	Corporate Bond	4.12%	DUE	03/01/2027	109
MPLX LP	Corporate Bond	4.12%	DUE	03/01/2027	129
MPLX LP	Corporate Bond	4.12%	DUE	03/01/2027	143
MPLX LP	Corporate Bond	5.20%	DUE	03/01/2047	18
MPLX LP	Corporate Bond	5.20%	DUE	03/01/2047	74

MPLX LP	Corporate Bond	5.20%	DUE	03/01/2047	184
MPLX LP	Corporate Bond	4.50%	DUE	04/15/2038	183
MPLX LP	Corporate Bond	4.50%	DUE	04/15/2038	153
MPLX LP	Corporate Bond	4.80%	DUE	02/15/2029	180
MAPLE ESCROW SUB	Corporate Bond	4.60%	DUE	05/25/2028	546
MAPLE ESCROW SUB	Corporate Bond	4.06%	DUE	05/25/2023	797
MARATHON PETROLEUM CORP	Corporate Bond	6.50%	DUE	03/01/2041	97
MARATHON PETROLEUM CORP	Corporate Bond	6.50%	DUE	03/01/2041	189
MARATHON PETROLEUM CORP	Corporate Bond	6.50%	DUE	03/01/2041	162
MARATHON PETROLEUM CORP	Corporate Bond	4.50%	DUE	04/01/2048	84
MARATHON PETROLEUM CORP	Corporate Bond	4.50%	DUE	04/01/2048	76
MARVELL TECHNOLOGY GROUP	Corporate Bond	4.20%	DUE	06/22/2023	299
MARVELL TECHNOLOGY GROUP	Corporate Bond	4.20%	DUE	06/22/2023	150
MASCO CORP	Corporate Bond	3.50%	DUE	04/01/2021	249
MCCORMICK & CO	Corporate Bond	3.40%	DUE	08/15/2027	449
MCCORMICK & CO	Corporate Bond	3.40%	DUE	08/15/2027	378
MCCORMICK & CO	Corporate Bond	4.20%	DUE	08/15/2047	187
MCCORMICK & CO	Corporate Bond	4.20%	DUE	08/15/2047	42
MCCORMICK & CO	Corporate Bond	4.20%	DUE	08/15/2047	140
MCKESSON CORP	Corporate Bond	6.00%	DUE	03/01/2041	194
MERRILL LYNCH & CO	Corporate Bond	7.75%	DUE	05/14/2038	194
MERRILL LYNCH & CO	Corporate Bond	7.75%	DUE	05/14/2038	194
MICROSOFT CORP	Corporate Bond	3.50%	DUE	02/12/2035	134
MICROCHIP TECHNOLOGY	Corporate Bond	3.92%	DUE	06/01/2021	179
MICROCHIP TECHNOLOGY	Corporate Bond	3.92%	DUE	06/01/2021	124
MICROCHIP TECHNOLOGY	Corporate Bond	3.92%	DUE	06/01/2021	546
MID AMERICA APT LP	Corporate Bond	3.60%	DUE	06/01/2027	92
MIDAMERICAN ENERGY HOLDINGS	Corporate Bond	6.12%	DUE	04/01/2036	168
MIDAMERICAN ENERGY HOLDINGS	Corporate Bond	6.12%	DUE	04/01/2036	239
MIDAMERICAN ENERGY HOLDINGS	Corporate Bond	6.12%	DUE	04/01/2036	209
MOLSON COORS BREWING CO	Corporate Bond	5.00%	DUE	05/01/2042	61
MOLSON COORS BREWING CO	Corporate Bond	5.00%	DUE	05/01/2042	188
MOLSON COORS BREWING CO	Corporate Bond	2.10%	DUE	07/15/2021	868
MOLSON COORS BREWING CO	Corporate Bond	4.20%	DUE	07/15/2046	69
MOLSON COORS BREWING CO	Corporate Bond	4.20%	DUE	07/15/2046	69
MOLSON COORS BREWING CO	Corporate Bond	4.20%	DUE	07/15/2046	52
MOLSON COORS BREWING CO	Corporate Bond	4.20%	DUE	07/15/2046	22
MOLSON COORS BREWING CO	Corporate Bond	4.20%	DUE	07/15/2046	125
MORGAN STANLEY	Corporate Bond	4.35%	DUE	09/08/2026	219
MORGAN STANLEY	Corporate Bond	4.35%	DUE	09/08/2026	121
MORGAN STANLEY	Corporate Bond	4.35%	DUE	09/08/2026	97
MORGAN STANLEY	Corporate Bond	4.35%	DUE	09/08/2026	316
MORGAN STANLEY	Corporate Bond	3.62%	DUE	01/20/2027	418
MORGAN STANLEY	Corporate Bond	4.88%	DUE	11/01/2022	206
MORGAN STANLEY	Corporate Bond	4.88%	DUE	11/01/2022	2
MORGAN STANLEY	Corporate Bond	4.88%	DUE	11/01/2022	8
MORGAN STANLEY	Corporate Bond	4.88%	DUE	11/01/2022	283
MORGAN STANLEY	Corporate Bond	4.88%	DUE	11/01/2022	515
MORGAN STANLEY	Corporate Bond	4.88%	DUE	11/01/2022	541
MOSAIC COMPANY	Corporate Bond	4.05%	DUE	11/15/2027	65
MOSAIC COMPANY	Corporate Bond	4.05%	DUE	11/15/2027	13
MOSAIC COMPANY	Corporate Bond	4.05%	DUE	11/15/2027	64
MOSAIC COMPANY	Corporate Bond	4.05%	DUE	11/15/2027	29
MYLAN INC	Corporate Bond	3.12%	DUE	01/15/2023	173
MYLAN INC	Corporate Bond	3.12%	DUE	01/15/2023	156
NABORS INDUSTRIES LTD	Corporate Bond	5.00%	DUE	09/15/2020	481
NABORS INDUSTRIES INC	Corporate Bond	5.50%	DUE	01/15/2023	28
NABORS INDUSTRIES INC	Corporate Bond	5.50%	DUE	01/15/2023	67
NABORS INDUSTRIES INC	Corporate Bond	5.50%	DUE	01/15/2023	207
NABORS INDUSTRIES INC	Corporate Bond	5.50%	DUE	01/15/2023	150
NABORS INDUSTRIES INC	Corporate Bond	5.50%	DUE	01/15/2023	238

NATIONAL OILWELL INC	Corporate Bond	3.95%	DUE	12/01/2042	13
NATIONAL OILWELL INC	Corporate Bond	3.95%	DUE	12/01/2042	22
NATIONAL OILWELL INC	Corporate Bond	3.95%	DUE	12/01/2042	41
NATIONAL OILWELL INC	Corporate Bond	3.95%	DUE	12/01/2042	10
NATIONAL OILWELL INC	Corporate Bond	3.95%	DUE	12/01/2042	14
NATIONAL OILWELL INC	Corporate Bond	3.95%	DUE	12/01/2042	200
NATIONAL OILWELL INC	Corporate Bond	3.95%	DUE	12/01/2042	160
NATIONAL RETAIL PROPERTIES	Corporate Bond	4.30%	DUE	10/15/2028	241
NEUBERGER BERMAN GROUP FINANCE	Corporate Bond	4.50%	DUE	03/15/2027	95
NEUBERGER BERMAN GROUP FINANCE	Corporate Bond	4.50%	DUE	03/15/2027	250
NEUBERGER BERMAN GROUP FINANCE	Corporate Bond	4.50%	DUE	03/15/2027	45
NEWFIELD EXPLORATION	Corporate Bond	5.75%	DUE	01/30/2022	75
NEWFIELD EXPLORATION	Corporate Bond	5.75%	DUE	01/30/2022	26
NEWFIELD EXPLORATION	Corporate Bond	5.75%	DUE	01/30/2022	69
NEWFIELD EXPLORATION	Corporate Bond	5.75%	DUE	01/30/2022	278
NISOURCE FINANCE CORP	Corporate Bond	5.80%	DUE	02/01/2042	89
NISOURCE FINANCE CORP	Corporate Bond	5.80%	DUE	02/01/2042	277
NISOURCE FINANCE CORP	Corporate Bond	3.95%	DUE	03/30/2048	369
NISOURCE FINANCE CORP	Corporate Bond	3.95%	DUE	03/30/2048	200
NORDEA BANK AB	Corporate Bond	3.75%	DUE	08/30/2023	838
O'REILLY AUTOMOTIVE INC	Corporate Bond	3.60%	DUE	09/01/2027	819
O'REILLY AUTOMOTIVE INC	Corporate Bond	3.60%	DUE	09/01/2027	905
OHIO EDISON	Corporate Bond	8.25%	DUE	10/15/2038	144
OHIO EDISON	Corporate Bond	8.25%	DUE	10/15/2038	68
ORACLE CORP	Corporate Bond	4.12%	DUE	05/15/2045	99
PBF HOLDING CO LLC	Corporate Bond	7.00%	DUE	11/15/2023	96
PACIFIC GAS & ELECTRIC CORP	Corporate Bond	6.05%	DUE	03/01/2034	134
PARK AEROSPACE HOLDINGS	Corporate Bond	5.25%	DUE	08/15/2022	124
PARK AEROSPACE HOLDINGS	Corporate Bond	5.25%	DUE	08/15/2022	118
PARK AEROSPACE HOLDINGS	Corporate Bond	5.25%	DUE	08/15/2022	561
PARK AEROSPACE HOLDINGS	Corporate Bond	4.50%	DUE	03/15/2023	50
PARK AEROSPACE HOLDINGS	Corporate Bond	4.50%	DUE	03/15/2023	50
PARK AEROSPACE HOLDINGS	Corporate Bond	4.50%	DUE	03/15/2023	156
PATTERSON UTI ENERGY INC	Corporate Bond	3.95%	DUE	02/01/2028	69
PATTERSON UTI ENERGY INC	Corporate Bond	3.95%	DUE	02/01/2028	80
PATTERSON UTI ENERGY INC	Corporate Bond	3.95%	DUE	02/01/2028	17
PENNSYLVANIA ELECTRIC CO	Corporate Bond	4.15%	DUE	04/15/2025	304
PENNSYLVANIA ELECTRIC CO	Corporate Bond	4.15%	DUE	04/15/2025	152
PETROLEOS MEXICANOS	Corporate Bond	5.50%	DUE	01/21/2021	498
PETROLEOS MEXICANOS	Corporate Bond	5.50%	DUE	01/21/2021	349
PETROLEOS MEXICANOS	Corporate Bond	5.50%	DUE	01/21/2021	256
PETROLEOS MEXICANOS	Corporate Bond	5.50%	DUE	01/21/2021	217
PETROLEOS MEXICANOS	Corporate Bond	6.38%	DUE	01/23/2045	201
PETROLEOS MEXICANOS	Corporate Bond	6.38%	DUE	01/23/2045	121
PETROLEOS MEXICANOS	Corporate Bond	5.35%	DUE	02/12/2028	175
PETROLEOS MEXICANOS	Corporate Bond	5.35%	DUE	02/12/2028	109
PITNEY BOWES	Corporate Bond	3.62%	DUE	10/01/2021	370
PLAINS ALL AMER PIPELINE	Corporate Bond	4.70%	DUE	06/15/2044	107
PLAINS ALL AMER PIPELINE	Corporate Bond	4.70%	DUE	06/15/2044	215
PLAINS ALL AMER PIPELINE	Corporate Bond	4.50%	DUE	12/15/2026	111
PLAINS ALL AMER PIPELINE	Corporate Bond	4.50%	DUE	12/15/2026	722
PROGRESSIVE CORP OHIO	Corporate Bond	5.38%	DUE	01/30/3100	515
PROGRESSIVE CORP OHIO	Corporate Bond	5.38%	DUE	01/30/3100	281
PRUDENTIAL FINANCIAL INC	Corporate Bond	5.70%	DUE	09/15/2048	665
PUGET ENERGY INC	Corporate Bond	6.50%	DUE	12/15/2020	238
PUGET ENERGY INC	Corporate Bond	5.76%	DUE	10/01/2039	208
PUGET ENERGY INC	Corporate Bond	5.76%	DUE	10/01/2039	149
PULTE GROUP INC	Corporate Bond	5.00%	DUE	01/15/2027	222
PULTE GROUP INC	Corporate Bond	5.00%	DUE	01/15/2027	74
PULTE GROUP INC	Corporate Bond	5.00%	DUE	01/15/2027	111
QVC INC	Corporate Bond	5.12%	DUE	07/02/2022	505

QVC INC	Corporate Bond	5.12%	DUE	07/02/2022	303
QWEST CORP	Corporate Bond	6.75%	DUE	12/01/2021	350
RPM INTERNATIONAL INC	Corporate Bond	3.75%	DUE	03/15/2027	28
RPM INTERNATIONAL INC	Corporate Bond	3.75%	DUE	03/15/2027	284
REINSURANCE GROUP OF AMERICA	Corporate Bond	4.70%	DUE	09/15/2023	490
RELIANCE STEEL AND ALUMINUM	Corporate Bond	4.50%	DUE	04/15/2023	506
REYNOLDS AMERICAN INC	Corporate Bond	5.85%	DUE	08/15/2045	79
REYNOLDS AMERICAN INC	Corporate Bond	5.85%	DUE	08/15/2045	279
ROYAL BANK OF SCOTLAND GRP PLC	Corporate Bond	3.50%	DUE	05/15/2023	505
LEIDOS HOLDINGS INC	Corporate Bond	4.45%	DUE	12/01/2020	517
SVB FINANCIAL GROUP	Corporate Bond	3.50%	DUE	01/29/2025	263
SVB FINANCIAL GROUP	Corporate Bond	3.50%	DUE	01/29/2025	144
SABINE PASS LIQUEFACTION	Corporate Bond	4.20%	DUE	03/15/2028	502
SABINE PASS LIQUEFACTION	Corporate Bond	4.20%	DUE	03/15/2028	311
SHERWIN WILLIAMS	Corporate Bond	4.50%	DUE	06/01/2047	54
SHERWIN WILLIAMS	Corporate Bond	4.50%	DUE	06/01/2047	90
SOUTHERN COPPER CORP	Corporate Bond	6.75%	DUE	04/16/2040	83
SOUTHERN COPPER CORP	Corporate Bond	6.75%	DUE	04/16/2040	110
SPRINT NEXTEL CORP	Corporate Bond	9.25%	DUE	04/15/2022	246
SPRINT NEXTEL CORP	Corporate Bond	9.25%	DUE	04/15/2022	600
STANDARD INDUSTRIES INC	Corporate Bond	5.50%	DUE	02/15/2023	24
STANDARD INDUSTRIES INC	Corporate Bond	5.50%	DUE	02/15/2023	6
STANDARD INDUSTRIES INC	Corporate Bond	5.50%	DUE	02/15/2023	5
STANDARD INDUSTRIES INC	Corporate Bond	5.50%	DUE	02/15/2023	11
STANDARD INDUSTRIES INC	Corporate Bond	5.50%	DUE	02/15/2023	58
SUNOCO LOGISTICS PARTNER	Corporate Bond	4.00%	DUE	10/01/2027	96
SUNOCO LOGISTICS PARTNER	Corporate Bond	4.00%	DUE	10/01/2027	595
SYNGENTA FINANCE NV	Corporate Bond	3.70%	DUE	04/24/2020	338
SYNGENTA FINANCE NV	Corporate Bond	3.70%	DUE	04/24/2020	199
SYNGENTA FINANCE NV	Corporate Bond	4.44%	DUE	04/24/2023	136
SYNGENTA FINANCE NV	Corporate Bond	4.44%	DUE	04/24/2023	298
SYNGENTA FINANCE NV	Corporate Bond	4.44%	DUE	04/24/2023	337
SYNCHRONY FINANCIAL	Corporate Bond	3.95%	DUE	12/01/2027	463
SYNCHRONY BANK	Corporate Bond	3.00%	DUE	06/15/2022	491
SYNCHRONY BANK	Corporate Bond	3.00%	DUE	06/15/2022	514
BlackRock TCP Capital Corp	Corporate Bond	4.12%	DUE	08/11/2022	304
BlackRock TCP Capital Corp	Corporate Bond	4.12%	DUE	08/11/2022	183
TANGER PROPERTIES LP	Corporate Bond	3.12%	DUE	09/01/2026	223
TELEFONICA EMISIONES SAU	Corporate Bond	4.66%	DUE	03/06/2038	176
TENCENT HOLDINGS LTD	Corporate Bond	3.60%	DUE	01/19/2028	225
TENCENT HOLDINGS LTD	Corporate Bond	3.60%	DUE	01/19/2028	282
TESORO LOGISTICS LP/CORP	Corporate Bond	6.25%	DUE	10/15/2022	190
TEVA PHARMACEUTICAL FINANCE CO	Corporate Bond	2.25%	DUE	03/18/2020	219
TEVA PHARMACEUTICALS NE	Corporate Bond	1.70%	DUE	07/19/2019	88
TEVA PHARMACEUTICALS NE	Corporate Bond	2.20%	DUE	07/21/2021	77
TEVA PHARMACEUTICALS NE	Corporate Bond	2.20%	DUE	07/21/2021	78
TEVA PHARMACEUTICALS NE	Corporate Bond	2.20%	DUE	07/21/2021	47
TEVA PHARMACEUTICALS NE	Corporate Bond	2.20%	DUE	07/21/2021	207
TEVA PHARMACEUTICALS NE	Corporate Bond	2.20%	DUE	07/21/2021	218
TEVA PHARMACEUTICALS NE	Corporate Bond	2.20%	DUE	07/21/2021	35
TEVA PHARMACEUTICALS NE	Corporate Bond	2.20%	DUE	07/21/2021	919
TEXTRON INC	Corporate Bond	3.65%	DUE	03/15/2027	57
TEXTRON INC	Corporate Bond	3.65%	DUE	03/15/2027	95
TIME WARNER CABLE INC	Corporate Bond	6.75%	DUE	06/15/2039	178
TIME WARNER CABLE INC	Corporate Bond	6.75%	DUE	06/15/2039	127
TIME WARNER CABLE INC	Corporate Bond	5.88%	DUE	11/15/2040	96
TIME WARNER CABLE INC	Corporate Bond	5.88%	DUE	11/15/2040	96
TRINITY ACQUISITION PLC	Corporate Bond	4.40%	DUE	03/15/2026	497
TRINITY ACQUISITION PLC	Corporate Bond	4.40%	DUE	03/15/2026	323
TURKIYE GARANTI BANKASI	Corporate Bond	4.75%	DUE	10/17/2019	252
TURKIYE GARANTI BANKASI	Corporate Bond	4.75%	DUE	10/17/2019	247

UDR INC	Corporate Bond	3.50%	DUE	07/01/2027	119
UBS GROUP FUNDING SWITZE	Corporate Bond	2.86%	DUE	08/15/2023	1,058
UNITED AIR 2018 1 B PTT	Corporate Bond	4.60%	DUE	09/01/2027	105
UNITED MEXICAN STATES	Corporate Bond	6.75%	DUE	09/27/2034	370
UNITED MEXICAN STATES	Corporate Bond	6.75%	DUE	09/27/2034	199
UNITED MEXICAN STATES	Corporate Bond	4.75%	DUE	03/08/2044	431
UNITED MEXICAN STATES	Corporate Bond	4.75%	DUE	03/08/2044	273
UNITED TECHNOLOGIES CORP	Corporate Bond	4.50%	DUE	06/01/2042	90
VALE OVERSEAS LTD	Corporate Bond	6.88%	DUE	11/21/2036	91
VALE OVERSEAS LTD	Corporate Bond	6.88%	DUE	11/21/2036	114
VALE OVERSEAS LTD	Corporate Bond	4.38%	DUE	01/11/2022	1,018
VALE OVERSEAS LTD	Corporate Bond	5.88%	DUE	06/10/2021	524
VALLEY NATIONAL BANCORP	Corporate Bond	5.12%	DUE	09/27/2023	104
VEREIT OPERATING PARTNERSHIP	Corporate Bond	4.62%	DUE	11/01/2025	396
VERIZON COMMUNICATIONS	Corporate Bond	6.55%	DUE	09/15/2043	221
VERIZON COMMUNICATIONS	Corporate Bond	6.55%	DUE	09/15/2043	236
VERIZON COMMUNICATIONS	Corporate Bond	4.12%	DUE	03/16/2027	32
VERIZON COMMUNICATIONS	Corporate Bond	4.12%	DUE	03/16/2027	30
VERIZON COMMUNICATIONS	Corporate Bond	4.12%	DUE	03/16/2027	35
VERIZON COMMUNICATIONS	Corporate Bond	4.12%	DUE	03/16/2027	8
VERIZON COMMUNICATIONS	Corporate Bond	4.12%	DUE	03/16/2027	100
VIRGINIA ELECTRIC POWER	Corporate Bond	8.88%	DUE	11/15/2038	166
VIRGINIA ELECTRIC POWER	Corporate Bond	8.88%	DUE	11/15/2038	377
VOYA FINANCIAL INC	Corporate Bond	4.70%	DUE	01/23/2048	154
WEINGARTEN REALTY INVESTORS	Corporate Bond	3.25%	DUE	08/15/2026	42
WELLPOINT INC	Corporate Bond	4.65%	DUE	01/15/2043	87
WELLPOINT INC	Corporate Bond	4.65%	DUE	01/15/2043	97
WELLS FARGO FINANCIAL	Corporate Bond	5.61%	DUE	01/15/2044	125
WELLS FARGO FINANCIAL	Corporate Bond	3.07%	DUE	01/24/2023	302
WELLS FARGO CO	Corporate Bond	5.38%	DUE	11/02/2043	166
WESTERN GAS PARTNERS	Corporate Bond	4.00%	DUE	07/01/2022	174
WESTERN GAS PARTNERS	Corporate Bond	4.00%	DUE	07/01/2022	669
WESTERN GAS PARTNERS	Corporate Bond	4.00%	DUE	07/01/2022	892
WESTERN GAS PARTNERS	Corporate Bond	4.50%	DUE	03/01/2028	107
WESTERN GAS PARTNERS	Corporate Bond	4.50%	DUE	03/01/2028	93
WILLIS NORTH AMERICA INC	Corporate Bond	4.50%	DUE	09/15/2028	724
XSTRATA FINANCE CANADA	Corporate Bond	5.55%	DUE	10/25/2042	24
XSTRATA FINANCE CANADA	Corporate Bond	5.55%	DUE	10/25/2042	99
XSTRATA FINANCE CANADA	Corporate Bond	5.55%	DUE	10/25/2042	28
XSTRATA FINANCE CANADA	Corporate Bond	5.55%	DUE	10/25/2042	90
XLIT LTD	Corporate Bond	4.45%	DUE	03/31/2025	92
XLIT LTD	Corporate Bond	4.45%	DUE	03/31/2025	106
XLIT LTD	Corporate Bond	4.45%	DUE	03/31/2025	248
XLIT LTD	Corporate Bond	4.45%	DUE	03/31/2025	75
XLIT LTD	Corporate Bond	4.45%	DUE	03/31/2025	348
XLIT LTD	Corporate Bond	5.50%	DUE	03/31/2045	207
XLIT LTD	Corporate Bond	5.50%	DUE	03/31/2045	129
YARA INTERNATIONAL ASA	Corporate Bond	4.75%	DUE	06/01/2028	384
YARA INTERNATIONAL ASA	Corporate Bond	4.75%	DUE	06/01/2028	199
ZB NA	Corporate Bond	3.50%	DUE	08/27/2021	997
ZIMMER BIOMET HOLDINGS INC	Corporate Bond	4.45%	DUE	08/15/2045	196
ISRAEL ELECTRIC CORP LTD	Corporate Bond	4.25%	DUE	08/14/2028	427
ISRAEL ELECTRIC CORP LTD	Corporate Bond	4.25%	DUE	08/14/2028	380
FNMA	Federal Government and Agency Bond	3.50%	DUE	01/15/2041	1,725
FNMA	Federal Government and Agency Bond	4.00%	DUE	04/01/2040	13,711
FNMA	Federal Government and Agency Bond	4.00%	DUE	04/01/2040	8,537
FNMA	Federal Government and Agency Bond	4.50%	DUE	01/01/2040	7,896

FNMA	Federal Government and Agency Bond	4.50%	DUE	01/01/2040	8,698
FNMA	Federal Government and Agency Bond	5.00%	DUE	01/01/2040	1,309
GNMA II	Federal Government and Agency Bond	3.00%	DUE	12/15/2043	13,811
GNMA II	Federal Government and Agency Bond	3.50%	DUE	01/23/2042	3,446
GNMA II	Federal Government and Agency Bond	4.00%	DUE	01/20/2041	1,715
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	32
2 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	1
2 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	195
2 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2019	1
20 YR US TR BONDS	Futures Contract	0.00%	DUE	03/29/2019	(490)
US ULTRA T-BOND	Futures Contract	0.00%	DUE	03/29/2019	1,051
US 10YR ULTRA FUT JUN16	Futures Contract	0.00%	DUE	03/29/2019	(172)
US 10YR ULTRA FUT JUN16	Futures Contract	0.00%	DUE	03/29/2019	(16)
FHLMC GOLD	Mortgaged Backed Security	4.00%	DUE	12/01/2047	1,491
FHLMC GOLD	Mortgaged Backed Security	4.00%	DUE	12/01/2047	2,889
FHLMC GOLD	Mortgaged Backed Security	4.00%	DUE	02/01/2048	484
FREDDIE MAC GOLD	Mortgaged Backed Security	4.00%	DUE	09/01/2048	3,332
FHLMC	Mortgaged Backed Security	3.50%	DUE	11/01/2047	238
FHLMC	Mortgaged Backed Security	4.00%	DUE	12/01/2047	269
FHLMC GOLD	Mortgaged Backed Security	4.00%	DUE	07/01/2048	302
FNMA	Mortgaged Backed Security	3.50%	DUE	02/01/2041	308
FNMA	Mortgaged Backed Security	4.00%	DUE	04/01/2048	896
FNMA	Mortgaged Backed Security	3.00%	DUE	07/01/2047	1,667
FNMA	Mortgaged Backed Security	3.00%	DUE	07/01/2047	729
FNMA	Mortgaged Backed Security	3.50%	DUE	01/01/2048	3,763
FNMA	Mortgaged Backed Security	4.50%	DUE	06/01/2048	3,327
FNMA	Mortgaged Backed Security	4.50%	DUE	06/01/2048	617
FNMA	Mortgaged Backed Security	4.00%	DUE	07/01/2048	821
FNMA	Mortgaged Backed Security	4.00%	DUE	07/01/2048	50
FNMA	Mortgaged Backed Security	3.50%	DUE	02/01/2043	6,696
FNMA	Mortgaged Backed Security	3.00%	DUE	10/01/2046	4,500
FNMA	Mortgaged Backed Security	3.00%	DUE	10/01/2046	1,651
NORTHSTAR EDUCATION FINANCE IN	Municipals	5.86%	DUE	04/01/2042	1,642
BCM SWAPTION	Options	2.94%	DUE	12/13/2032	628
BCM SWAPTION	Options	2.44%	DUE	12/13/2032	232
BCM SWAPTION	Options	2.62%	DUE	01/31/2033	287
BCM SWAPTION	Options	3.12%	DUE	01/31/2033	621
US TREASURY N/B	US Government Bonds	3.50%	DUE	02/15/2039	328
US TREASURY N/B	US Government Bonds	3.50%	DUE	02/15/2039	530
WI TREASURY SEC.	US Government Bonds	2.50%	DUE	05/15/2046	289
WI TREASURY SEC.	US Government Bonds	2.50%	DUE	05/15/2046	2,512
WI TREASURY SEC.	US Government Bonds	2.50%	DUE	05/15/2046	271
WI TREASURY SEC.	US Government Bonds	2.50%	DUE	05/15/2046	203
WI TREASURY SEC.	US Government Bonds	2.50%	DUE	05/15/2046	361
WI TREASURY SEC.	US Government Bonds	2.50%	DUE	05/15/2046	271
WI TREASURY SEC.	US Government Bonds	2.50%	DUE	05/15/2046	180
WI TREASURY SEC.	US Government Bonds	2.50%	DUE	05/15/2046	158
US TREASURY N/B TIPS	US Government Bonds	1.88%	DUE	11/30/2021	1,967
US TREASURY N/B TIPS	US Government Bonds	1.62%	DUE	10/31/2023	768
US TREASURY N/B TIPS	US Government Bonds	1.62%	DUE	10/31/2023	576
US TREASURY N/B TIPS	US Government Bonds	1.62%	DUE	10/31/2023	720
US TREASURY N/B TIPS	US Government Bonds	1.62%	DUE	10/31/2023	768
US TREASURY N/B TIPS	US Government Bonds	1.62%	DUE	10/31/2023	624
STATE STREET STIF	Sweep Investment				(922)

LIABILITIES IN EXCESS OF OTHER ASSETS			(63,980)
TOTAL MASSMUTUAL STABLE VALUE FUND			$337,981

*NOTES RECEIVABLE FROM PARTICIPANTS	Participant Loans	2.36% to 11.00% 2019-2026	$96,110

*Indicates party-in-interest to the Plan
All investments are participant directed; therefore, cost value has been omitted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Cigna 401(k) PLAN

Date: June 26, 2019	By:	/s/ Jill Vaslow
Jill Vaslow
Plan Administrator

Index to Exhibits

Number	Description	Method of Filing

23	Consent of Independent Registered Public Accounting Firm	Filed herewith.